UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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Murphy USA Inc.

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NOTICE OF ANNUAL MEETING

To the Stockholders of

    Murphy USA Inc.:

The Annual Meeting of Stockholders of MURPHY USA INC. (the “Company”) will be held at the El Dorado Conference Center, 330 South West Avenue, El Dorado, Arkansas, 71730, on Wednesday, May 7, 2014, at 2:00 p.m., Central Time, for the following purposes:

1.	Election of three Class I directors whose current terms expire on the date of the 2014 Annual Meeting;

2.	Approval of executive compensation on an advisory, non-binding basis;

3.	Determine the frequency of stockholder approval of executive compensation on an advisory, non-binding basis;

4.	Approval of performance criteria under the Murphy USA Inc. 2013 Long-term Incentive Plan, as amended and restated effective as of February 12, 2014;

5.	Approval of performance criteria under the Murphy USA Inc. 2013 Annual Incentive Plan, as amended and restated effective as of February 12, 2014;

6.	Ratification of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2014; and

7.	Such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 12, 2014, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders entitled to vote is on file at the office of the Company, 200 Peach Street, El Dorado, Arkansas 71730.

You may vote your shares by signing and returning the enclosed proxy card or by telephone or internet as explained on the card.

BY THE ORDER OF THE BOARD OF DIRECTORS

JOHN A. MOORE
Secretary

El Dorado, Arkansas

March 21, 2014

PROXY STATEMENT

March 21, 2014

SOLICITATION

The solicitation of the enclosed proxy is made on behalf of the Board of Directors of Murphy USA Inc. (the “Board”) for use at the Annual Meeting of Stockholders to be held on May 7, 2014. It is expected that this Proxy Statement and related materials will first be mailed to stockholders on or about March 21, 2014.

The complete mailing address of the Company’s principal executive office is 200 Peach Street, El Dorado, Arkansas 71730-5836.

References in this Proxy Statement to “we,” “us,” “our,” “the Company” and “Murphy USA” refer to Murphy USA Inc. and its consolidated subsidiaries.

QUORUM AND VOTING PROCEDURES

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Company entitled to vote at a meeting of stockholders shall constitute a quorum. Abstentions and “broker non-votes” are counted as present for establishing a quorum. A “broker non-vote” occurs on a proposal when shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a non-routine matter.

Vote Necessary to Approve Proposals

General

Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as Judges of Election for the meeting. The Judges of Election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the outcome of any other business submitted at the meeting to the stockholders for a vote.

Your proxy will be voted at the meeting, unless you (i) revoke it at any time before the vote by filing a revocation with the Secretary of the Company, (ii) duly execute a proxy card bearing a later date, or (iii) appear at the meeting and vote in person. Proxies returned to the Company, votes cast other than in person and written revocations will be disqualified if received after commencement of the meeting. If you elect to vote your proxy by telephone or internet as described in the telephone/internet voting instructions on your proxy card, the Company will vote your shares as you direct. Your telephone/internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

Proposal 1 – Election of Three Class I Directors Whose Current Terms Expire on the Date of the 2014 Annual Meeting

The Class I directors shall be elected by a plurality of the votes cast at the Annual Meeting so long as a quorum is present. Under this standard, you may either vote in favor of all Class I directors, or withhold on all Class I directors or a particular Class I director. If you do not vote at all, you will have no impact on the calculation of “votes cast.” “Broker non-votes” will not count as a vote cast and will likewise have no effect. Unless specification to the contrary is made, the shares represented by the enclosed proxy will be voted FOR all the director nominees.

Proposal 3 — Frequency of Stockholder Approval of Executive Compensation on an Advisory, Non-Binding Basis

For Proposal 3, you may vote to approve executive compensation on an advisory, non-binding basis every “1 Year,” “2 Years,” or “3 Years,” or you may abstain. If you vote to “abstain,” it will have the same effect as a vote “against.” “Broker non-votes” are not counted as shares present or represented and voting and have no effect. Unless specification to the contrary is made, the shares represented by the enclosed proxy will be voted FOR the option of EVERY YEAR as the frequency of stockholder approval of executive compensation on an advisory, non-binding basis.

All Other Proposals

For Proposals 2, 4, 5 and 6, the affirmative vote of a majority of the shares of our capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval. You may vote “for,” “against” or “abstain” on these matters. If you vote to “abstain,” it will have the same effect as a vote “against.” “Broker non-votes” are not counted as shares present or represented and voting and have no effect on the vote. Unless specification to the contrary is made, the shares represented by the enclosed proxy will be voted FOR the approval of the compensation of the Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (on an advisory, non-binding basis), FOR approval of the performance criteria under the Murphy USA Inc. 2013 Long-Term Incentive Plan, as amended and restated effective as of February 12, 2014 (the “2013 LTIP”) and the Murphy USA Inc. 2013 Annual Incentive Plan, as amended and restated effective of February 12, 2014 (the “2013 AIP”) and FOR approval of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for 2014.

Broker Voting

If your shares are held in the name of a bank, broker or other holder of record (a “nominee”), you will receive instructions from the nominee that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting. Under current New York Stock Exchange (“NYSE”) rules, the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year should be considered a routine matter. However, for purposes of determining the outcome of any non-routine matter as to which the broker does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter. Notably, Proposals 1, 2, 3, 4 and 5 should be considered non-routine matters and your broker is not permitted to vote your shares without your instructions and such uninstructed shares are considered “broker non-votes.”

VOTING SECURITIES

On March 12, 2014, the record date for the meeting, the Company had 46,755,826 shares of common stock outstanding, all of one class and each share having one vote with respect to all matters to be voted on at the meeting. Information as to common stock ownership of certain beneficial owners and management is set forth in the tables under “Security Ownership of Certain Beneficial Owners” and “Security Ownership of Directors and Management” included elsewhere in this Proxy Statement.

PROPOSAL 1—ELECTION OF THREE CLASS I DIRECTORS WHOSE CURRENT TERMS EXPIRE ON THE DATE OF THE ANNUAL MEETING

The Board recognizes that it is important for the Company’s directors to possess a diverse array of backgrounds and skills, whether in terms of executive management leadership, public company experience or educational achievement. When considering new candidates, the Nominating and Governance Committee, with input from the Board, will seek to ensure the Board reflects a range of talents, ages, skills, diversity and expertise, particularly in the areas of accounting and finance, management, governmental/regulatory, leadership and convenience store and other retail-related industries, sufficient to provide sound and prudent guidance with respect to our operations and interests. In addition, although it does not have a separate policy with respect to diversity, the Nominating and Governance Committee considers the issue of diversity among the factors used to identify nominees for directors. The goal is to assemble and maintain a Board comprised of individuals that not only possess a high level of business acumen, but who also demonstrate a commitment to the Company’s Code of Business Conduct and Ethics in carrying out the Board’s responsibilities with respect to oversight of the Company’s operations.

The Company’s Corporate Governance Guidelines provide that directors should not be nominated for election to the Board after their 76th birthday, although the full Board may nominate candidates older than 76 under special circumstances.

To the extent authorized by the proxies, the shares represented by the proxies will be voted in favor of the election of the three nominees for director whose names are set forth below. If for any reason any of these nominees is not a candidate when the election occurs, the shares represented by such proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees or the board size may be reduced. All nominees selected as members of the Board of Directors by Murphy Oil Corporation (“Murphy Oil”) served as directors in connection with the Company’s spin-off from Murphy Oil (the “Spin-Off”), which was completed on August 30, 2013.

All directors, other than Mr. Clyde (our President and Chief Executive Officer), have been deemed independent by the Board based on the rules of the NYSE and the standards of independence included in the Company’s Corporate Governance Guidelines. As part of its independence recommendation to the Board, the Nominating and Governance Committee at its February meeting considered familial relationships of certain directors (Mr. Murphy is a first cousin of Mr. Deming and Rev. Keller).

Mr. Murphy became the Non-Executive Chairman of the Board in connection with the Spin-Off. As an independent chairman, he leads our regularly scheduled meetings of independent directors, held without the presence of Company management. Such meetings are scheduled to occur at four Board meetings each year.

Stockholders and other interested parties may send communications to the Board, specified individual directors and the independent directors as a group c/o the Secretary, Murphy USA Inc., 200 Peach Street, El Dorado, AR 71730-5836. All such communications will be kept confidential and forwarded to the specified director(s). Items that are unrelated to a director’s duties and responsibilities as a Board member, such as junk mail, may be excluded by the Secretary. The names of the nominees and certain information as to them, are as follows:

Director Nominees

Our Board is divided into three classes serving staggered three-year terms. Messrs. Deming, Gattle and Taylor, who are Class I directors, are nominated for re-election at this Annual Meeting of Stockholders. Class II and Class III directors will initially serve until our annual meetings of stockholders in 2015 and 2016, respectively. At each annual meeting of stockholders, directors will be elected for three-year terms to succeed the class of directors whose terms have expired. This section details the name, age, class, qualifications and committee memberships of our directors as of the 2014 Annual Meeting of Stockholders.

The following Class I directors are nominated for re-election at this Annual Meeting of Stockholders.

Claiborne P. Deming Age: 59 Director Since: August 2013 Board Committees: • Executive Committee and Executive Compensation Committee	Chairman of the Board of Murphy Oil since March 2012, also Chairman of its Executive Committee; President and Chief Executive Officer of Murphy Oil from October, 1994 through December, 2008; retired June 2009

Mr. Deming’s previous experience as President and Chief Executive Officer of Murphy Oil gives him insight into the Company’s challenges, opportunities and operations. Among other qualifications, Mr. Deming brings to the Board executive leadership skills and over 30 years’ experience in the oil and gas industry.
Thomas M. Gattle, Jr. Age: 62 Director Since: August 2013 Board Committees: • Audit Committee and Nominating and Governance Committee	Chairman of the Board, President and Chief Executive Officer of TerralRiver Service, Inc. (a private company operating fertilizer terminals, boats and barges) since 1992; Director of American Plant Food (a private manufacturer of fertilizers); owned and operated several businesses including Terral Barge Line, which operated the Lake Providence and Madison Ports on the Mississippi River from 1980-1992 and Great River Grain from 1980-1990, which owned and operated grain elevators on the lower Mississippi River

Mr. Gattle’s many years of experience as a successful company owner and executive officer will allow him to provide significant input to our Board on both financial and operational matters.
Jack T. Taylor Age: 62 Director Since: August 2013 Board Committees: • Audit Committee	Director of Genesis Energy LP since 2013 (a NYSE midstream energy master limited partnership) and serves as a member of the Audit; and Governance, Compensations and Business Development Committees; Director of Sempra Energy (a NYSE Fortune 500 energy services company) since February 2013 and serves as a member of the Audit; Environmental, Health, Safety and Technology; and LNG Joint Venture and Financing Committees; Chief Operating Officer-Americas and Executive Vice Chair of U.S. Operations for KPMG LLP from 2005 to 2010

Mr. Taylor has extensive experience with financial and public accounting issues as well as a deep knowledge of the energy industry. He spent over 35 years as a public accountant at KPMG LLP, many of which he worked in a leadership capacity. This experience with financial and public accounting issues, together with his executive experience and knowledge of the energy industry, make him a valuable addition to our Board.

Continuing Directors

The following Class II and Class III directors are not up for re-election at this Annual Meeting of Stockholders. Class II directors will be up for election at our annual meeting in 2015 and Class III directors will be up for election at our annual meeting in 2016.

Class II Directors (terms expiring at the 2015 Annual Meeting)

Fred L. Holliger Age: 66 Director Since: August 2013 Board Committees: • Executive Compensation Committee and Nominating and Governance Committee	Chairman and CEO of Giant Industries (a NYSE petroleum refining and retail convenience store company), from 2002 to 2007; Independent consultant to Western Refining Company (a NYSE crude oil refiner and marketer) from 2007 through June 2012

Mr. Holliger spent his entire 36-year career in the petroleum industry in a variety of engineering, marketing, supply and general management positions. His long career in the oil and gas industry, along with his leadership experience, allow him to provide valuable insight to our Board.

James W. Keyes Age: 59 Director Since: August 2013 Board Committees: • Audit Committee and Executive Compensation Committee	Chairman and Chief Executive Officer of Wild Oats LLC (a NASDAQ operator of natural foods stores), since January 2012; Chairman and Chief Executive Officer of Blockbuster (a provider of home movie and video game rental services) from 2007 to 2011; Chief Executive Officer of 7-Eleven Inc. from 2000 to 2005

Mr. Keyes’s experience running large companies, and specifically 7-Eleven (a major retail gasoline chain), along with his leadership on the successful sale of Blockbuster’s assets to Dish Networks through its restructuring process, provide invaluable business and industry expertise to our Board.

Diane N. Landen Age: 53 Director Since: August 2013 Board Committees: • Audit Committee and Nominating and Governance Committee	Owner and President of Vantage Communications, Inc (private company in investment management, communications, and broadcast property ownership); Vice Chairman and Executive Vice President of Noalmark Broadcasting Corporation (a private radio and media company); Partner at Munoco Company L.C. (a private oil and gas exploration and production company); Secretary and Director of Loutre Land and Timber Company (a private natural resources company), and serves on its Executive and Nominating Committees

Ms. Landen has over 20 years’ experience in investment management, communications, and broadcast property ownership. She has, through her involvement in these many and varied business ventures, developed a broad range of experience in operating successful companies, allowing her to make significant contributions to our Board.

Class III Directors (terms expiring at the 2016 Annual Meeting)

Robert A. Hermes Age: 74 Director Since: August 2013 Board Committees: • Executive Committee and Nominating and Governance Committee	Director of Murphy Oil since 1999, member of the Executive Committee, Nominating & Governance Committee and Environmental, Health & Safety Committee; Chairman of the Board of Purvin & Gertz, Inc. (an international energy consulting firm); retired in 2005

Dr. Hermes has broad experience in economic and technical aspects of petroleum refining, crude oil pricing, oil logistics, petroleum marketing, and interfuel competition. He also brings to the Board expertise in strategic planning and feasibility studies. As former Chairman of the Board of Purvin & Gertz, Inc., Dr. Hermes has a strong background as an advisor on energy policy, which enables him to provide valuable advice to our Board.

R. Madison Murphy Age: 56 Director Since: August 2013 Board Committees: • Executive Committee and ex-officio of all Committees	Director of Murphy Oil since 1993 and serves on its Executive Committee and as Chair of its Audit Committee; Chairman of the Board of Murphy Oil from 1994 to 2004 and Chief Financial Officer of Murphy Oil from 1992 to 1994; Managing Member, Murphy Family Management, LLC, (manages investments, farm, timber and real estate), since 1998; Director of Deltic Timber Corporation (a NYSE natural resources / timberland company) since 1996

Mr. Murphy served as Chairman of the Board of Murphy Oil from 1994 to 2004. This background, along with his current membership on the Board of Directors of Deltic Timber Corporation and Murphy Oil and his past membership on the Board of Directors of BancorpSouth, Inc. (a NYSE bank holding company), brings to the Board invaluable corporate leadership and financial expertise.

R. Andrew Clyde Age: 50 Director Since: August 2013 Board Committees: • Executive Committee	President and Chief Executive Officer of Murphy USA since August 2013; Partner (global energy practice), Booz & Company (and prior to August 2008, Booz Allen Hamilton) (a global management and strategy consulting firm), from 2000 to 2013, where he held leadership roles as North American Energy Practice Leader and Dallas office Managing Partner and served on the firm’s board Nominating Committee

Mr. Clyde’s experience with downstream petroleum and retail clients on engagements focused on corporate and business unity strategy, organization design and effectiveness and performance improvement in Booz’s global energy practice makes him a valuable addition to our Board.

The Reverend Dr. Christoph Keller, III Age: 59 Director Since: August 2013 Board Committees: • Executive Compensation Committee and Nominating and Governance Committee	Director of Deltic Timber Corporation (a NYSE natural resources / timberland company) since 1996, a member of its Executive Compensation Committee and Chair of the Nominating and Corporate Governance Committee; Manager of Keller Enterprises, L.L.C. (a firm with farming operations and real estate and venture capital investments), from 1998 to 2008, also as a director and Chairman of its Executive Compensation Committee; Episcopal priest since 1982; Boards of the General Theological Seminary of the Episcopal Church in New York and Episcopal Collegiate School in Little Rock

Rev. Keller’s board level experience on both public and private companies, particularly his past experience on Deltic Timber’s board as it spun-off from Murphy Oil and transitioned to a public company, enables him to make valuable contributions to our Board.

THE BOARD RECOMMENDS A VOTE “FOR” THE CLASS I DIRECTORS NOMINATED BY THE BOARD.

BOARD LEADERSHIP STRUCTURE

The positions of Chairman of the Board and Chief Executive Officer of Murphy USA are held by two individuals. Mr. Murphy serves as our Chairman of the Board as a non-executive and independent director. Mr. Clyde serves as our President and Chief Executive Officer, and also serves as a director. Along with Mr. Murphy and Mr. Clyde, other directors bring different perspectives and roles to the Company’s management, oversight and strategic development. The Company’s directors bring experience and expertise from both inside and outside the company and industry, while the President and Chief Executive Officer is most familiar with the Company’s business and industry, most involved in the Company’s day-to-day operations, and most capable of leading the execution of the Company’s strategy. The Board believes that having separate roles of Chairman and President and Chief Executive Officer is in the best interest of stockholders because it facilitates independent oversight of management.

RISK MANAGEMENT

Our Company’s management is responsible for the day-to-day management of risks to the Company. The Board of Directors has broad oversight responsibility for our risk management programs.

The Board of Directors exercises risk management oversight and control both directly and indirectly, the latter through various board committees as discussed below. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, including the risks associated with each. The Executive Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee is responsible for oversight of financial risks and the ethical conduct of the Company’s business, including the steps the Company has taken to monitor and mitigate these risks. The Nominating and Governance Committee, in its role of reviewing and maintaining the Company’s Corporate Governance Guidelines, manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports and by the President and Chief Executive Officer about the known risks to the strategy and the business.

COMMITTEES

Our Board of Directors has established several standing committees in connection with the discharge of its responsibilities. The following table presents the standing committees of the Board and the current membership of such committees and the number of times each such committee met in 2013.

Nominee / Director	Audit	Executive	Executive Compensation	Nominating and Governance
R. Madison Murphy		X*
R. Andrew Clyde		X
Claiborne P. Deming		X	X*
Thomas M. Gattle, Jr.	X			X
Robert A. Hermes		X		X*
Fred L. Holliger			X	X
Christoph Keller, III			X	X
James W. Keyes	X		X
Diane N. Landen	X			X
Jack T. Taylor	X*
Number of meetings in 2013±	2	2	3	0

*	Committee Chairman.
±	Our board committees were formed in August 2013 in connection with the Spin-Off.

Audit Committee—The Audit Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also assists the Board with its oversight of the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications, independence and performance, the performance of the Company’s internal audit function, the compliance by the Company with legal and regulatory requirements, and the review of programs related to compliance with the Company’s Code of Business Conduct and Ethics. The Audit Committee meets with representatives of the independent registered public accounting firm and with members of the internal Auditing Department for these purposes. The Board has designated Mr. Taylor as its “Audit Committee Financial Expert” as defined in Item 407 of Regulation S-K. All of the members of the Audit Committee, including Mr. Taylor, are independent under the rules of the NYSE and the Company’s independence standards.

Executive Committee—The Executive Committee is vested with the authority to exercise certain functions of the board when the board is not in session. The Executive Committee is also in charge of all general administrative affairs of the Company, subject to any limitations prescribed by the board.

Executive Compensation Committee—The Executive Compensation Committee oversees the compensation of the Company’s executives and directors and administers the Company’s annual incentive compensation plan, the long-term incentive plan and the stock plan for non-employee directors.

The Executive Compensation Committee consists entirely of independent directors, each of whom meets the NYSE listing independence standards and our Company’s independence standards. See “Compensation Discussion and Analysis” for additional information about the Executive Compensation Committee. In carrying out its duties, the Executive Compensation Committee will have direct access to outside advisors, independent compensation consultants and others to assist them.

Nominating and Governance Committee—The Nominating and Governance Committee identifies and recommends potential director candidates, makes annual independence recommendations as to each director, recommends appointments to Board committees, oversees evaluation of the Board’s performance and reviews and assesses the Corporate Governance Guidelines of the Company. Information regarding the process for evaluating and selecting potential director candidates, including those recommended by stockholders, is set out in the Company’s Corporate Governance Guidelines. Stockholders desiring to recommend director candidates for consideration by the Nominating and Governance Committee will be able to address their recommendations to: Nominating and Governance Committee of the Board of Directors, c/o Secretary, Murphy USA, 200 Peach Street, P.O. Box 7300, El Dorado, Arkansas 71731-7300. As a matter of policy, director candidates recommended by stockholders will be evaluated on the same basis as candidates recommended by the directors, executive search firms or other sources. The Corporate Governance Guidelines also provide a mechanism by which stockholders may send communications to directors. See Proposal 1 for further detail. The Nominating and Governance Committee consists entirely of independent directors, each of whom meets the NYSE listing independence standards and the Company’s independence standards.

Charters for the Audit, Executive, Executive Compensation, Nominating and Governance Committees, along with the Corporate Governance Guidelines and the Code of Ethics and Business Conduct, are available on the Company’s Web site, http://ir.corporate.murphyusa.com.

MEETINGS AND ATTENDANCE

The Board was formed in August 2013 in connection with the Spin-Off. During fiscal 2013, there were four meetings of the Board. All nominees’ attendance exceeded 75% of the total number of meetings of the Board and committees on which they served. As set forth in the Company’s Corporate Governance Guidelines, all Board members are expected to attend the Annual Meeting of Stockholders.

COMPENSATION OF DIRECTORS

Directors who are employees of Murphy USA do not receive compensation for their services on the Board. Our Board of Directors determines annual retainers and other compensation for non-employee Directors. The primary elements of our non-employee director compensation program include a combination of cash and equity. In 2013, the cash component consisted of:

•	Annual retainer: $40,000

•	Chairman of the Board: $115,000

•	Audit Committee Chairman: $15,000

•	Executive Compensation Committee Chairman: $12,500

•	Chair of each other Committee: $10,000

•	Board and Committee meeting fees: $2,000 each

All retainers are paid quarterly. In 2013, the annual and supplemental retainers awarded to non-employee directors were prorated to reflect only the portion of the year after which directors had been elected by the Murphy Oil Corporation Board (i.e., August 7, 2013 through December 31, 2013). The Company also reimburses directors for travel, lodging, and other related expenses they incur in attending Board and committee meetings.

In addition to the cash component, the non-employee directors also receive an annual grant of time-based restricted stock units which vest after three years. Following the Spin-Off, each non-employee director received a restricted stock unit grant valued at $125,017 on September 6, 2013. In 2014, the Executive Compensation Committee reviewed non-employee director compensation practices for the same peer group used in determining market levels of compensation for the Company’s executives. In order to align non-employee director compensation with that of the peer group, each non-employee director received a reduced annual grant of restricted stock units on February 12, 2014 valued at approximately $100,000.

Further information regarding non-employee director compensation is set forth in the following table.

2013 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation (3) ($)	Total ($)
R. Madison Murphy	97,500	125,017	—	—	—	25,000	247,517
Claiborne P. Deming	44,250	125,017	—	—	—	—	169,267
Thomas M. Gattle, Jr.	32,000	125,017	—	—	—	—	157,017
Robert A. Hermes	37,000	125,017	—	—	—	500	162,517
Fred L. Holliger	34,000	125,017	—	—	—	—	159,017
Christoph Keller, III	34,000	125,017	—	—	—	—	159,017
James W. Keyes	38,000	125,017	—	—	—	—	163,017
Diane N. Landen	32,000	125,017	—	—	—	—	157,017
Jack T. Taylor	39,500	125,017	—	—	—	—	164,517

(1)	The amounts shown reflect the cash retainers and meeting fees for August 8, 2013 through December 31, 2013.
(2)	The amounts shown reflect the aggregate grant date fair value, as computed in accordance with generally accepted accounting principles in the United States regarding stock compensation for restricted stock unit awards granted to the non-employee directors in 2013. The aggregate number of restricted stock unit awards held as of December 31, 2013 was 3,157 for each director.
(3)	The amount shown represents a contribution made on behalf of Mr. Murphy and Dr. Hermes to charitable organizations under our matching gifts program.

The column above showing “All Other Compensation” represents the incremental cost of matching gifts. The non-employee Directors are eligible to participate in the matching gift program on the same terms as Murphy USA employees. Under this program, an eligible person’s total gifts of up to $12,500 per calendar year will qualify. The Company will contribute to qualified educational institutions and hospitals in an amount equal to twice the amount contributed by the eligible person. The Company will contribute to qualified welfare and cultural organizations an amount equal to the contribution made by the eligible person.

The Board of Directors has also established stock ownership guidelines for non-employee directors of the Company. Directors are expected to achieve ownership of at least three times the annual cash retainer within five years of service. A director may not pledge Company securities either by purchasing Company securities on margin or holding Company securities in a margin account, until he or she has achieved the applicable stock ownership target specified in the guidelines above. These guidelines are designed to ensure that directors display confidence in the Company through the ownership of a significant amount of our stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of December 31, 2013, the following are known to the Company to be the beneficial owners of more than five percent of the Company’s common stock (as of the date of such stockholder’s Schedule 13G filing for Murphy USA with the SEC):

Name and address of beneficial owner	Amount and nature of beneficial ownership(1)	Percentage
FMR LLC. 245 Summer Street Boston, MA 02210 (2)	6,615,166	14.2%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022 (3)	5,628,434	12.0%

The Vanguard Group. 100 Vanguard Blvd. Malvern, PA 19355 (4)	2,543,456	5.4%

Capital World Investors. 333 South Hope Street Los Angeles, CA 90071 (5)	2,373,000	5.1%

(1)	Includes common stock for which the indicated owner has sole or shared voting or investment power and is based on the indicated owner’s Schedule 13G filing for Murphy USA for the period ended December 31, 2013.
(2)	A parent holding company or control person of the entities holding Murphy USA shares in accordance with Rule 13d-1(b)(1)(ii)(G). Total includes 91,361 shares with sole voting power, 0 shares with shared voting power, 6,615,166 shares with sole dispositive power and 0 shares with shared dispositive power.
(3)	A parent holding company or control person of the entities holding Murphy USA shares in accordance with Rule 13d-1(b)(1)(ii)(G). Total includes 4,401,227 shares with sole voting power, 0 shares with shared voting power, 5,628,434 shares with sole dispositive power and 0 shares with shared dispositive power.
(4)	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 27,878 shares with sole voting power, 0 shares with shared voting power, 2,519,278 shares with sole dispositive power and 24,178 shares with shared dispositive power.
(5)	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 2,373,000 shares with sole voting power, 0 shares with shared voting power, 2,373,000 shares with sole dispositive power and 0 shares with shared dispositive power.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth information, as of the record date, concerning the number of shares of Common Stock of the Company beneficially owned by all directors and nominees, each of the Named Executive Officers (as hereinafter defined), and directors and executive officers as a group.

Name	Personal with Full Voting and Investment Power (1)(2)	Personal as Beneficiary of Trusts		Voting and Investment Power Only		Options Exercisable Within 60 Days	Total	Percent of Outstanding (if greater than one percent)
Claiborne P. Deming	227,564	394,884		52,430	(3)	—	674,878	1.44%
Thomas M. Gattle, Jr.	2,095	—		—		—	2,095	—
Robert A. Hermes	6,817	—		—		—	6,817	—
Fred L. Holliger	1,000	—		—		—	1,000	—
Christoph Keller, III	32,673	145,066	(4)	418,808	(5)	—	596,547	1.28%
James W. Keyes	—	—		—		—	—	—
Diane N. Landen(6)	31,871	42,632		59,923	(7)	—	134,426	—
R. Madison Murphy	250,065	308,179		713,610	(8)	—	1,271,854	2.72%
Jack T. Taylor	5,000	—		—		—	5,000	—
R. Andrew Clyde	11,000	—		—		—	11,000	—
Mindy K. West	5,837	—		—		54,904	60,741	—
John C. Rudolfs	592	—		—		—	592	—
John A. Moore	1,048	—		—		13,176	14,224	—
Jeffery A. Goodwin	2,937	—		—		—	2,937	—
Directors and executive officers as a group (15 persons)	579,080	890,761		1,244,771		68,080	2,782,692	5.95%

(1)	Includes MUSA Savings (401(k)) Plan shares in the following amounts: Ms. West— 181 qualified shares; Mr. Moore— 414 qualified shares; Mr. Goodwin—1,100 qualified shares.
(2)	Includes shares held by spouse and other household members as follows: Mr. Deming—11,732 shares held by spouse; Mr. Gattle—100 shares owned jointly with spouse; Dr. Hermes—6,817 shares held jointly with spouse; Mr. Holliger—1,000 shares owned jointly with spouse; Rev. Keller—22,543 shares held by spouse or owned jointly with spouse and other household members; Ms. Landen—2,043 shares of common stock owned jointly with spouse and children; Mr. Murphy—58,211 shares; Mr. Goodwin— 1,837 shares of common stock owned jointly with spouse or other household members.
(3)	Includes 52,430 shares held in trust for children.
(4)	Includes (i) 119,517 shares of common stock held by trusts for which Rev. Keller is the income beneficiary and trustee; and (ii) 25,549 shares of common stock held by trust for which Rev. Keller is the principal beneficiary.
(5)	Includes 418,808 shares of common stock held by trusts for the benefit of others for which Rev. Keller is the trustee.
(6)	An estate in which Ms. Landen is co-executor has pledged 53,395 shares of common stock as required under certain existing loan agreements.
(7)	Includes (i) 53,395 shares of common stock owned as the executor of estate of another individual, and (ii) 6,528 shares of common stock held by trusts for which Ms. Landen is the trustee.
(8)	Includes (i) 235,766 shares held by trusts for the benefit of others for which Mr. Murphy is trustee or co- trustee, (ii) 166,844 shares held by a private foundation of which Mr. Murphy is President for which beneficial ownership is expressly disclaimed, (iii) 36,000 shares held in trust for children, and (iv) 275,000 shares held by a limited partnership that is controlled by a limited liability company of which Mr. Murphy is a member. Mr. Murphy has beneficial interest in 56,426 of these shares. Mr. Murphy’s wife has a beneficial interest in 306 shares, for which beneficial ownership is expressly disclaimed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of the copies of reports filed by the Company’s directors and executive officers pursuant to Section 16(a) of the Securities Exchange Act of 1934, and on representations from such reporting persons, the Company believes that all such persons complied with all applicable filing requirements during fiscal 2013, except that one amended Form 4 was filed on behalf of Ms. Landen during 2013 correcting a numerical error in one transaction reported in the initial Form 4.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Prior to the Spin-Off, we engaged in related party transactions with Murphy Oil. Those transactions are described in more detail in Note 3 “Related-Party Transactions” in our audited consolidated and combined financial statements for the three-year period ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2014. The Nominating and Governance Committee reviews ordinary course of business transactions with firms associated with directors and nominees for director. The Company’s management also monitors such transactions on an ongoing basis. Executive officers and directors are governed by the Company’s Code of Business Conduct and Ethics, which provides that waivers may only be granted by the Board of Directors or a Board committee and must be promptly disclosed to stockholders. No such waivers were granted nor applied for in fiscal 2013. The Company’s Corporate Governance Guidelines require that all directors recuse themselves from any discussion or decision affecting their personal, business or professional interests.

AUDIT COMMITTEE REPORT

In connection with the Company’s December 31, 2013 consolidated financial statements, the Audit Committee reviewed and discussed the audited financial statements with management and the specific disclosures contained in the Company’s Form 10-K for the year ended December 31, 2013, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and independence standards, and considered the compatibility of non-audit services with KPMG LLP’s independence. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with that firm its independence from Murphy USA.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013.

Audit Committee

Jack T. Taylor (Chairman)

James W. Keyes

Diane N. Landen

Thomas M. Gattle, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Following its Spin-Off from Murphy Oil, Murphy USA became an independent, publicly-traded company as of August 30, 2013. Prior to the Spin-Off, Murphy USA comprised the “US Retail Marketing Segment” of Murphy Oil and thus Murphy Oil was responsible for all compensation decisions relating to our named executive officers (“NEOs”) based on their roles and responsibilities as part of the integrated company. This Compensation Discussion and Analysis discusses compensation provided to our NEOs by Murphy Oil prior to the Spin-Off as well as the compensation decisions, including revised target compensation levels, made by our Executive Compensation Committee following the Spin-Off. Our NEOs for the year ended December 31, 2013 were:

Name	Title
R. Andrew Clyde	President & CEO
Mindy K. West	EVP, CFO & Treasurer
John C. Rudolfs	EVP, Marketing
John A. Moore	SVP, General Counsel & Corporate Secretary
Jeffery A. Goodwin	SVP, Retail Operations

This Compensation Discussion and Analysis should be read in conjunction with the tabular information included elsewhere in this Proxy Statement. Although we have provided information on compensation of our NEOs that predates the Spin-Off, these individuals may not have qualified as NEOs under the prior reporting structure as part of Murphy Oil. Our NEOs were determined based on total compensation paid in 2013, as shown in the 2013 Summary Compensation Table included elsewhere in this Proxy Statement.

Overview

Murphy USA operates the nation’s fourth largest convenience store chain, with approximately 1,200 locations in 23 states, most of which are in close proximity to Walmart stores. We believe our proximity to Walmart stores generates significant traffic to our retail stations while our competitively priced gasoline and convenience offerings appeal to our shared customers. We began our relationship with Walmart in 1996 and, in December 2012, we signed a new agreement that allows us to build approximately 200 new sites at Walmart locations over the next few years.

We operate our retail gasoline stations with a strong emphasis on fuel sales complemented by a focused convenience offering that allows for a smaller store footprint than many of our competitors. Almost all of our stations are standardized 208 or 1,200 square foot stores and the majority of our stores are located on Company-owned property and do not incur any rent expense. This combination of a focused convenience offering and standardized smaller footprint stores allows us to achieve lower overhead and labor costs compared to our competitors with a larger store format.

2013 Business Highlights

Highlights of the Company during fiscal year 2013 include the following:

•	Completed Spin-Off from former parent Murphy Oil on August 30, 2013

•	Established the structure for the new company which included assimilating people from both Murphy Oil and the former US Retail Marketing Segment of Murphy Oil into one cohesive organization

•	Added 39 new retail sites to our portfolio during the year

•	Completed the sale of our Hankinson, North Dakota ethanol facility and related assets for $173 million

•	Completed the sale of our North Dakota crude gathering assets formerly used to support the Superior refinery for $6 million

•	Continued our 50+ quarter streak of quarter-over-quarter non-tobacco merchandise margin growth

Executive Compensation Philosophy and Objectives

The Executive Compensation Committee bases its executive compensation decisions on principles designed to align the interests of executives with those of our stockholders. The Executive Compensation Committee believes compensation should provide a direct link with the Company’s values, objectives, business strategies, and financial results. In order to motivate, attract, and retain key executives who are critical to its long-term success, the Company aims to provide pay packages that are competitive with others in the retail industry. In addition, the Company believes that executives should be rewarded for both the short and long-term success of the Company and, conversely, be subject to a degree of downside risk in the event that the Company does not achieve its performance objectives.

For additional information about the philosophy for executive compensation prior to the Spin-Off, please review the Compensation Discussion and Analysis section of the Murphy Oil 2014 Proxy Statement.

Compensation Design Principles and Governance Practices

The Executive Compensation Committee intends for its compensation design principles to protect and promote our shareholders’ interests. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

What We Do		What We Don’t Do
Ö	Pay for performance	×	Maintain employment contracts

Ö	Perform an annual compensation risk assessment	×	Maintain separate change in control (“CIC”) agreements other than with the CEO
Ö	Utilize an independent compensation consultant

Ö	Provide modest perquisites	×	Provide excise tax gross ups on perquisites or CIC benefits

Ö	Maintain share ownership guidelines and restrict pledging	×	Allow repricing of underwater options

Ö	Prohibit hedging transactions by executives	×	Allow current payment of dividends or dividend equivalents on unearned long-term incentives
Ö	Include “clawbacks” in our annual and long-term incentive plans

The Compensation Process

Although the compensation programs and philosophy established by Murphy Oil formed the basis of the executive compensation programs for Murphy USA executive officers in 2013, our Executive Compensation Committee made adjustments to the targeted total direct compensation (base salary, annual bonus targets, and long-term incentive targets) for certain officers following the Spin-Off. These adjustments were made to help ensure that compensation levels provided to our executive officers were reasonable, competitive, and appropriate for an independent retail gasoline marketing company.

Role of the Compensation Committee

The Executive Compensation Committee has responsibility for discharging the Board of Directors’ responsibilities with respect to compensation of the Company’s executives. In particular, the Executive Compensation Committee annually reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation based on this evaluation. In doing so, the Executive Compensation Committee reviews all elements of the CEO’s compensation. The Executive Compensation Committee also approves non-CEO executive compensation, approves and administers incentive compensation and equity-based plans, and monitors compliance of Directors and executive officers with Company stock ownership requirements. Pursuant to its charter, the Executive Compensation Committee has the sole authority to retain and terminate compensation consultants as well as internal and external legal, accounting and other advisors, including sole authority to approve the advisors’ fees and other engagement terms. For a more complete description of the responsibilities of the Executive Compensation Committee, see “Committees—Executive Compensation Committee.”

Benchmarking

The Executive Compensation Committee adopted a peer group for purposes of reviewing and approving post-Spin-Off 2013 compensation. Due to the relatively small number of publicly-traded retail convenience store competitors, to create a sufficient sample of companies against which compensation can be compared the group was broadened to include other companies in similar industries with which Murphy USA competes for executive talent. The peer group was developed based on certain attributes including:

•

Industry Sector: Direct motor fuel and convenience retailers, retailers exposed to vehicle miles traveled (or “VMT”), and other small box common goods retailers (e.g., quick serve restaurants or “QSRs”)

•	Scale of Operation: Revenue, non-fuel revenue, earnings (i.e., earnings before interest, taxes, depreciation, and amortization or “EBITDA”), market capitalization, number of employees, and store count

•	Method of Operation: Company-operated sites and direct-owned real estate

The peer group consists of the following companies:

• Alimentation Couche-Tard	• Cracker Barrel	• The Pantry

• Advance Auto Parts	• CST Brands	• Pier 1 Imports

• AutoZone	• Foot Locker	• Susser Holdings

• Bob Evans Farms	• GameStop	• TravelCenters of America

• Casey’s General Stores	• Monro Muffler Brake	• Vitamin Shoppe

• Chipotle Mexican Group	• O’Reilly Automotive

In addition to comparator company information, the Executive Compensation Committee uses several industry compensation surveys to determine competitive market pay levels for the NEOs.

Base salaries and total target direct compensation for the Company’s NEOs were compared to the median of the benchmark data to determine whether the Company’s compensation practices aligned with market data. However, the Executive Compensation Committee does not target a particular percentage of the market when making compensation-related decisions. The Executive Compensation Committee believes that such decisions require a deliberate review of market competition for a particular position as well as each individual’s possession of a unique skill or knowledge set, proven leadership capabilities or experience, and Company performance. Based on such factors, the Executive Compensation Committee may determine in respect of one or more individuals that it is appropriate for compensation to meet, exceed, or fall below the median of the benchmark data with respect to a particular compensation element or total compensation.

Role of the CEO in Compensation Decisions

The CEO periodically reviews the performance of each of the NEOs, excluding himself, develops preliminary recommendations regarding salary adjustments and annual and long-term award amounts, and provides these recommendations to the Executive Compensation Committee. The Executive Compensation Committee can exercise its discretion in modifying any recommendations and makes the final decisions.

Elements of Compensation

Our compensation program is comprised of three key components, each designed to be market-competitive and to help attract, motivate, retain, and reward our NEOs.

Element	Key Characteristics	Objectives
Base Salary	• Fixed minimum level of compensation	• To reward the executive for day-to-day execution of primary duties and responsibilities

	• Reviewed annually and adjusted if and when appropriate	• To provide a foundation level of compensation upon which incentive opportunities can be added to provide the motivation to deliver superior performance

Annual Incentives	• Variable cash compensation component	• To motivate and reward NEOs for achieving annual business goals

	• Performance-based award opportunity based on annual operational and individual performance	• To align the interests of those who hold positions of major responsibility with the interests of stockholders

• Intended to encourage responsible risk taking and accountability
Long-term Incentives	• Variable equity-based compensation component	• To align executives’ interests with the interests of stockholders

	• Performance-based award opportunity based on long-term performance	• To reinforce the critical objective of building stockholder value over the long term • To focus management attention upon the execution of the long-term business strategy

The majority of our NEO compensation is performance-based and is issued in the form of both short and long-term incentives. Individuals in a position to influence the growth of stockholder wealth have larger portions of their total compensation delivered in the form of equity-based long-term incentives. The target mix of the compensation program elements for the CEO and other NEOs is shown below. The charts outline the size, in percentage terms, of each element of target compensation.

A.    Base Salary

Base salary is designed to provide a competitive fixed rate of pay recognizing each employee’s different level of responsibility and performance. In setting base salary levels for NEOs, the Executive Compensation Committee considers competitive market data in addition to other factors such as duties and responsibilities, experience, individual performance, retention concerns, internal equity considerations, Company performance, general economic conditions, and marketplace compensation trends.

With the exception of the CEO, the Executive Compensation Committee increased base salaries awarded to each NEO following the Spin-Off to bring salaries closer to market levels and to reflect increased job responsibilities resulting from their new roles in a newly-established, standalone public company. The following table shows the base salaries in effect for each of the NEOs in 2013 both prior to and after the Spin-Off:

Name	Title	Pre-Spin Salary	Post-Spin Salary
R. Andrew Clyde(1)	President & CEO	$750,000	$750,000
Mindy K. West	EVP, CFO & Treasurer	$350,000	$450,000
John C. Rudolfs	EVP, Marketing	$330,720	$400,000
John A. Moore	SVP, General Counsel & Corporate Secretary	$296,500	$365,000
Jeffery A. Goodwin	SVP, Retail Operations	$260,000	$320,000

(1)	Mr. Clyde was an employee of Booz & Company until August 1, 2013.

B.    Annual Incentive Plan

The primary objective of our annual incentive plan is to align corporate and individual goals with stockholder interests and Company strategy and to reward employees for their performance relative to those goals. Murphy USA targets the median of competitive market pay levels for annual target incentive compensation. Executives have the opportunity to be compensated above the median of market pay levels when Murphy USA performs above market based on established performance measures.

With the exception of the CEO, the target bonus as a percentage of salary for each NEO was increased following the Spin-Off to reflect market levels of target annual incentives in their new expanded roles. The following table shows the target bonuses as a percentage of salary in effect for each of the NEOs in 2013 both before and after the Spin-Off:

Name	Title	Pre-Spin Target as a % of Salary	Post-Spin Target as a % of Salary
R. Andrew Clyde	President & CEO	100%	100%
Mindy K. West	EVP, CFO & Treasurer	50%	75%
John C. Rudolfs	EVP, Marketing	40%	65%
John A. Moore	SVP, General Counsel & Corporate Secretary	40%	60%
Jeffery A. Goodwin	SVP, Retail Operations	40%	60%

Pre-Spin-Off

During the first eight months of 2013, the NEOs (including Mr. Clyde who was deemed a participant) were subject to the terms and conditions of the Murphy Oil 2012 Annual Incentive Plan (the “Murphy Oil AIP”).

For 2013, the performance criteria for employees of the corporate segment of Murphy Oil (including Ms. West and Mr. Moore) consisted of a combination of return on capital employed (“ROCE”)1, a safety metric (total recordable incident rate, or “TRIR”), upstream operating metrics, and return on average capital employed (“ROACE”)2 for the US Retail Marketing Segment of Murphy Oil. The following table summarizes the performance metrics and corresponding weightings used in determining annual incentive award payouts for the corporate segment of Murphy Oil and the weighted performance scores for each based on actual performance:

Metric	Weighting	Target	Actual	Payout % of Target	Weighted Performance Score
ROCE	50%	8.00%	9.13%	135%	67.66%
Production	20%	193,768	196,692	107%	21.46%
TRIR	10%	0.90	0.75	150%	15.00%
Reserves Replacement	10%	150%	240%	200%	20.00%
US Retail Marketing Segment ROACE	10%	9.00%	13.80%	200%	20.00%

Total					144.12%

Results were certified by the Executive Compensation Committee of Murphy Oil. Payouts were made in February 2014 based on actual performance. Ms. West and Mr. Moore received payouts related to this level of achievement for the first eight months of 2013.

Employees of the former US Retail Marketing Segment of Murphy Oil prior to the Spin-Off (including Mr. Clyde, Mr. Rudolfs, and Mr. Goodwin) were subject to the terms and conditions of the Murphy Oil AIP with performance measured against metrics for the former US Retail Marketing Segment of Murphy Oil (discussed below).

Post-Spin-Off

Subsequent to the Spin-Off, the NEOs (including former Murphy Oil employees that joined Murphy USA) were subject to the terms and conditions of the Murphy Oil AIP based on the metrics for the former US Retail Marketing Segment established at the beginning of 2013. Since the Murphy Oil AIP program as it related to the former US Retail Marketing Segment of Murphy Oil was not terminated or paid out as a result of the Spin-Off, its metrics were reviewed by our Executive Compensation Committee and found to be appropriate for the remainder of 2013.

[1]	ROCE is computed as a percentage based on dividing the sum of (i) Murphy Oil’s annual net income, as adjusted from time-to-time for certain unusual and nonrecurring gains or losses and (ii) Murphy Oil’s after-tax net interest expense, by the sum of (a) the balance of Murphy Oil’s consolidated stockholders’ equity at January 1 of the respective year and (b) the average of Murphy Oil’s beginning and ending long-term debt during the respective year.
[2]	ROACE is computed as a percentage based on dividing the US Retail Marketing Segment’s earnings before interest and taxes, as adjusted from time-to-time for certain unusual and nonrecurring gains or losses by the sum of (a) the average of the US Retail Marketing Segment’s beginning and ending balance of property, plant, and equipment during the respective year and (b) the average of the US Retail Marketing Segment’s beginning and ending net working capital position during the respective year; excludes impact of ethanol facilities.

For 2013, the AIP metrics for Murphy USA employees included ROACE, TRIR, and profitability as measured by both fuel and merchandise gross margin. The following table summarizes performance metrics and corresponding weightings used in determining annual incentive award payouts for Murphy USA employees and the weighted performance scores for each based on actual performance during 2013:

			Results through August			Results through Year-End
Metric	Weighting (%)	Target (%)	Actual (%)	Payout % of Target (%)	Weighted Performance Score (%)	Actual (%)	Payout % of Target (%)	Weighted Performance Score (%)
ROACE	30	9.0	13.8	200	60.0	14.6	200	60.0
Fuel Gross Margin ($000s) (average per store month)	30	31.7	36.3	200	60.0	35.3	173	51.9
Merchandise Gross Margin ($000s) (average per store month)	30	20.9	20.0	—	0.0	20.0	—	—
Downstream TRIR	10	1.2	0.97	138	13.8	1.09	118	11.8

Under the terms of the awards, achievement of 100% of the target for any metric results in the payment of 100% of target for that metric. Achievement of the minimum level of the performance range results in the payment of 50% of target and achievement of the maximum results in the payment of 200% of target. No awards relative to a given metric are payable if performance for that metric falls below the minimum. Results between points will be interpolated.

After certifying the results relative to our performance metrics, our Executive Compensation Committee (in combination with the Murphy Oil Executive Compensation Committee, where applicable) approved the following payments for our NEOs for 2013:

	Pre-Spin-Off Paid by MOC			Post-Spin-Off Paid by MUSA			Total
Name	Target Bonus ($)	Weighted Performance Score (%)	Actual Bonus ($)	Target Bonus ($)	Weighted Performance Score (%)	Actual Bonus ($)	Target Bonus ($)	Actual Bonus ($)
R. Andrew Clyde	500,000	133.8	750,000	250,000	123.7	309,250	750,000	1,059,250
Mindy K. West	115,600	144.1	199,909	112,500	123.7	139,163	228,100	339,072
John C. Rudolfs	86,920	133.8	116,299	86,667	123.7	107,207	173,587	223,506
John A. Moore	78,588	144.1	130,242	73,000	123.7	90,301	151,588	220,543
Jeffery A. Goodwin	68,333	133.8	91,430	64,000	123.7	79,168	132,333	170,598

The Executive Compensation Committee of Murphy Oil had the right to exercise both positive and negative discretion to adjust payout levels by up to 25% based on individual qualitative results. The actual bonus payouts for Mr. Clyde, Ms. West, and Mr. Moore incorporate such adjustments related to each of these individuals’ outstanding contributions to both the successful execution of the Spin-Off as well as the company’s performance throughout the year. The Executive Compensation Committee has only negative discretion when determining payout levels for the NEOs under the 2013 AIP.

Note that the table above reflects the total annual incentive payouts received by each of our NEOs for performance during 2013. Murphy USA was responsible only for the last four months of 2013 (i.e., post-Spin-Off). Prior parent Murphy Oil awarded payouts related to the first eight months of 2013.

Special Bonuses

In rare circumstances, the Executive Compensation Committee also has the ability to award special achievement bonuses, separate and apart from the AIP, where circumstances warrant. During 2013, Mr. Clyde and Ms. West received special bonuses in recognition of their contributions towards the success of the Spin-Off and exemplary performance throughout the transition process. The amount awarded was net of the individual adjustments awarded by MOC for the first eight months of 2013.

C.    Long-term Incentive Compensation

Long-term incentives are designed to (i) align corporate and individual goals with stockholder interests and Company strategy and vision and (ii) support retention. Prior to the Spin-Off, the NEOs were covered under Murphy Oil’s 2007 Long-Term Incentive Plan (the “2007 LTIP”) and its 2012 Long-Term Incentive Plan (the “2012 LTIP,” which replaced the 2007 LTIP after the 2012 LTIP’s approval at the 2012 Murphy Oil Annual Meeting). On February 5, 2013, as part of a routine annual grant, Murphy Oil granted long-term incentive awards to our NEOs (other than Mr. Clyde) with the value either divided equally between stock options and performance-based restricted stock units (“RSUs”) (for Ms. West and Mr. Moore) or, in the case of employees of the former US Retail Marketing Segment of Murphy Oil (including Mr. Rudolfs and Mr. Goodwin), solely in the form of cash-based performance units. Upon commencing his employment with Murphy USA, Mr. Clyde received a grant of Murphy Oil options and performance-based RSUs on August 6, 2013. The terms and conditions of Mr. Clyde’s awards were generally identical to those granted to the other Murphy Oil executives (including Ms. West and Mr. Moore) on February 5, 2013.

As a result of the Spin-Off, unvested options held by Murphy USA employees were forfeited and replaced with options to purchase shares of Murphy USA under the 2013 LTIP. Outstanding performance-based RSUs and performance units were paid out by Murphy Oil on a pro-rata basis based on actual performance through August 30, 2013 (discussed below). Subsequent to our Spin-Off, the Executive Compensation Committee granted replacement RSUs to our NEOs under the 2013 LTIP intended to replace the forfeited portion of awards that were terminated and paid out on a pro-rata basis. The number of equivalent Murphy USA options and RSUs granted as replacement awards for those originally granted by Murphy Oil during 2013 are as follows:

Name	Options (#)	RSUs (#)
R. Andrew Clyde	118,499	25,099
Mindy K. West	65,007	14,171
John C. Rudolfs	—	5,396
John A. Moore	27,233	5,612
Jeffery A. Goodwin	—	3,597

Stock Options

Stock options provide a direct link between executive officer compensation and the value delivered to shareholders. Our Executive Compensation Committee believes that stock options are inherently performance-based, as option holders only realize benefits if the value of our stock increases following the date of grant. All grants of options will vest in two equal installments on the second and third anniversaries of the grant date, and unless otherwise forfeited or exercised, expire seven years from the date of the grant.

Performance-based RSUs

The vesting of performance-based RSUs awarded in 2013 was based upon Murphy Oil’s total shareholder return (“TSR”) relative to the TSR of Murphy Oil’s 15-company peer group. The 2013 performance-based RSU awards contained four equally-weighted measurement periods, all of which were eligible to vest at the end of the three-year performance period based on Murphy Oil’s TSR performance relative to the TSR of the 15 peer companies. Actual payouts could vary from 0% to 150% of target based on Murphy Oil’s relative TSR ranking for the measurement period. Dividend equivalents were accumulated during the performance period and were paid only if the underlying units vested.

Performance Units

The vesting of cash-based performance units awarded in 2013 was based on the performance of the former US Retail Marketing Segment of Murphy Oil, as measured by two equally-weighted metrics: ROACE and EBITDA. Similar to performance-based RSUs, the performance units were originally eligible to vest at the end of three years and contained four equally-weighted measurement periods. Actual payouts could vary from 0% to 200% of target based on the performance of the former US Retail Marketing Segment of Murphy Oil for the measurement period. The value of each performance unit was $100.

Actions as a Result of the Spin-Off

In accordance with the Employee Matters Agreement (“EMA”) with Murphy Oil, outstanding equity awards held by the NEOs at the time of the Spin-Off were adjusted or forfeited and replaced as described below in order to preserve the intrinsic value, remaining vesting periods, and other terms and conditions of Murphy Oil awards that were outstanding on August 30, 2013. A copy of the EMA was attached as an exhibit to a Current Report on Form 8-K filed by us with the SEC on September 5, 2013.

Stock Options

In connection with the Spin-Off, vested Murphy Oil stock options held by employees of Murphy USA were adjusted to preserve the intrinsic value of each original option grant as well as the ratio of the exercise price to the fair market value of Murphy Oil common stock on the date of the Spin-Off (as defined in the EMA). Unvested Murphy Oil stock options held by employees of Murphy USA were forfeited. To retain the intrinsic value to which they were entitled prior to the Spin-Off, Murphy USA employees were issued replacement options in Murphy USA which preserved both (1) the ratio of exercise price to stock price of each original option/SAR and (2) the intrinsic embedded value of the original options/SARs on the Spin-Off date. At the time of the Spin-Off, three groups of option grants were unvested and outstanding: 50% of the 2011 grants, 100% of the 2012 grants, and 100% of the 2013 grants.

The replacement options have the same terms and conditions as the original Murphy Oil options. The number of replacement options issued to each of the NEOs was as follows:

	Replacement Options Issued for Options Originally Granted In
Name	2011 (#)	2012 (#)	2013 (#)	Total (#)
R. Andrew Clyde	—	—	118,499	118,499
Mindy K. West	24,158	61,493	65,007	150,658
John A. Moore	4,392	17,569	27,233	49,194

As employees of the Murphy Oil’s former US Retail Marketing Segment, Mr. Rudolfs and Mr. Goodwin were not eligible to receive stock option grants and thus did not receive any replacement options.

Performance-based RSUs and Performance Units

In connection with the Spin-Off, Murphy Oil approved pro-rata payments related to all outstanding performance-based RSUs and performance units based on actual performance through the date of the Spin-Off. At the time of the Spin-Off, three grants were outstanding: awards granted in 2011 for the 2011-2013 performance period; 2012 grants for the 2012-2014 performance period; and 2013 grants for the 2013-2015 performance period.

Murphy Oil determined the value of the performance-based RSUs by comparing the TSR of Murphy Oil to the TSR of each of the peer companies in accordance with the program design. However, the effective date of the Spin-Off rather than the end of each of the three-year performance periods was used as the ending measurement date for the relevant performance period for purposes of this calculation. Similarly, the value of the performance units was determined using actual performance of the former US Retail Marketing Segment relative to the internal goals developed at the time of grant through the date of the Spin-Off.

Each holder of performance-based RSUs and performance units received a payment (in Murphy Oil shares for performance-based RSUs, and in cash for performance units) from Murphy Oil based on actual performance through the date of the Spin-Off and the portion of the performance period already completed. Portions relating to periods which had not yet lapsed were forfeited.

To retain the intrinsic value to which they were entitled prior to the Spin-Off, participants were issued time-vesting RSU grants in Murphy USA representing the forfeited opportunity for each of the 2011, 2012, and 2013 cycles of performance-based RSUs and performance units held by the NEOs. The replacement RSUs originally granted will vest according to the original schedule (i.e., the 2013-2015 awards will vest three years from the date of grant, or February 5, 2016) allowing Murphy USA to benefit from the retentive feature of the awards. The number of replacement RSUs issued was determined based on the closing Murphy USA stock price on the date of grant:

	Replacement RSUs Issued for RSUs / Performance Units Originally Granted
Name	2011 – 2013 (#)	2012 – 2014 (#)	2013 – 2015 (#)	Total (#)
R. Andrew Clyde	—	—	25,099	25,099
Mindy K. West	1,809	9,554	14,171	25,534
John C. Rudolfs	886	938	5,396	7,220
John A. Moore	517	5,732	5,612	11,861
Jeffery A. Goodwin	739	782	3,597	5,118

The replacement stock options and RSUs were made pursuant to the terms and conditions of our 2013 LTIP and award agreements, the forms of which were approved and adopted by our Executive Compensation Committee.

Other Awards

Certain executives, including three NEOs, were disadvantaged in regards to pension benefits after joining Murphy USA as the Spin-Off resulted in the inability to continue earning benefits under the Murphy Oil defined benefit plan. In order to make up for these lost benefits, the applicable NEOs received a time-based RSU award equivalent to the present day value of the difference between (i) the lump sum value at age 62 under the Murphy Oil defined benefit plan using pre-Spin-Off salary and bonus and (ii) the lump sum value at age 62 of the new Murphy USA profit-sharing plan using post-Spin-Off salary and target bonus. The following number of pension restoration RSUs were issued to the affected NEOs on September 6, 2013:

Name	Pension Restoration RSUs (#)
Mindy K. West	17,981
John A. Moore	10,101
Jeffery A. Goodwin	6,396

For Mr. Moore and Mr. Goodwin, the RSUs will vest in equal parts after five and ten years. For Ms. West, roughly 30% of the RSUs will vest after five years with the remaining RSUs vesting after 10 years. The vesting period was selected to generally correspond with the number of years the individuals would have originally needed to remain in the employ of Murphy Oil to earn the higher benefit.

In addition, Ms. West also received a RSU grant to replace the value of lost potential compensation as a result of joining MUSA rather than remaining at Murphy Oil. Due to differences in pay practices in the retail and exploration and production industries, Ms. West’s post-Spin-Off total target compensation is below that of her pre-Spin-Off total target compensation at Murphy Oil. In order to make-up for the loss, Ms. West received 33,414 lost potential compensation RSUs, the grant date fair value of which is equivalent to the present value of five years of the difference between (i) the total target compensation that she would have received had she remained at Murphy Oil, and (ii) her total target compensation at Murphy USA post-Spin-Off. The RSUs will cliff vest five years from the date of grant.

D.    Employee Benefits and Perquisites

Murphy USA’s executives are provided usual and customary employee benefits available to all employees (except certain hourly retail employees). These include qualified defined contribution (thrift) plan (401(k)), health insurance, life insurance, accidental death and dismemberment insurance, medical/dental insurance, vision insurance, and long-term disability insurance.

Murphy USA provides a Supplemental Executive Retirement Plan (“Murphy USA SERP”), an unfunded, nonqualified defined contribution plan to eligible executives including the NEOs. The Murphy USA SERP is intended to restore to certain highly-compensated individuals qualified defined contribution (thrift and profit-sharing) plan benefits restricted under the Internal Revenue Code of 1986 (the “IRC”).

Murphy USA offers limited perquisites to our NEOs consistent with our peer group. The Board of Directors has authorized up to 50 hours annually of personal use of Company aircraft for our CEO as part of his total compensation package. The value of such personal use is periodically reported to the Executive Compensation Committee and will be reported as taxable income to the CEO with no income tax assistance or gross-ups provided by the Company.

Reportable values for these programs based on the incremental costs to the Company are included in the “All Other Compensation” column of the 2013 Summary Compensation Table included elsewhere in this Proxy Statement.

Other Policies

Severance and Change in Control Protection

The Company has not entered into any employment agreements with its NEOs.

Mr. Clyde is party to a Severance Protection Agreement (the “SPA”) provided to him by Murphy Oil when he joined Murphy Oil in August 2013, and was inherited by Murphy USA in connection with the Spin-Off. The SPA provides certain severance benefits if his employment is terminated within 24 months following a CIC. If Mr. Clyde’s employment is terminated by Murphy USA “without cause” or by Mr. Clyde for “good reason” within this 24-month window, Mr. Clyde will be entitled to his earned but unpaid compensation, a lump sum severance payment equal to three times the sum of his base salary and the average of his last three annual bonuses prior to the termination date (or, if higher, prior to the CIC), accelerated vesting of his outstanding equity-based awards (provided that any performance-based awards be paid assuming the target level of performance) and continued life, accident, and health insurance benefits for 36 months. Mr. Clyde will not be entitled to any “golden parachute” excise tax gross-up payments. The SPA provides for an excise tax cutback to reduce payments to a level such that the excise tax under Sections 280G and 4999 of the IRC will not apply (unless the executive would receive a greater amount of severance benefits on an after-tax basis without a cutback, in which case the cutback will not apply). Pursuant to the SPA, Mr. Clyde will be subject to a non-disclosure covenant and non-solicitation and non-competition restrictive covenants for 12 months following any such termination.

Under the terms of the Company’s 2013 LTIP, in the event of a CIC, all outstanding equity awards will vest, become immediately exercisable or payable, and/or have all restrictions lifted (any performance-based awards will be paid assuming the target level of performance).

Stock Ownership Guidelines

To further align the interest of our executive officers with those of our shareholders, the Board of Directors expects all executive officers to display confidence in the Company through the ownership of a significant amount our stock. Under these guidelines as set forth in the Company’s Corporate Governance

Guidelines, executive officers, including our NEOs, are expected to hold Murphy USA common stock having a value that is equivalent to a multiple of each executive officer’s annualized base salary. The targeted multiples vary among the executives depending upon their position:

•	CEO: 5x annual salary

•	EVPs: 3x annual salary

•	SVPs: 2x annual salary

•	VPs: 1x annual salary

Because the stock ownership guidelines are a multiple of each executive officer’s annualized salary, the value that must be maintained will increase proportionally with salary increases. Executive officers are expected to achieve targets within five years of assuming their positions. The Executive Compensation Committee will periodically assess these guidelines, monitor the executive officers’ ownership levels relative to these guidelines, and make recommendations as appropriate.

The Board of Directors has also established stock ownership guidelines for non-employee Directors of the company. Directors are expected to achieve ownership of at least three times the annual cash retainer within five years of service.

A Director or executive officer may not pledge Company securities, either by purchasing Company securities on margin or holding Company securities in a margin account, until he or she has achieved the applicable stock ownership target specified in the guidelines above.

Prohibition on Hedging

In order to ensure that Murphy USA executive officers, including our NEOs, bear the full risks of Murphy USA common stock ownership, the Company has adopted a policy that prohibits hedging transactions that are designed to hedge or speculate on any change in the market value of the Company’s securities.

Recoupment/Clawback Policy

Our executive officers are subject to recoupment provisions in both the 2013 AIP and 2013 LTIP programs in the case of certain forfeiture events. If the Company restates its financial statements as a result of negligent, intentional, or gross misconduct by the recipient, the Executive Compensation Committee may, in its discretion, require that the recipient reimburse the Company in respect of any shares issued or payments made under the 2013 AIP and/or the 2013 LTIP in the period covered by the restated financial statements.

Tax Policy

Section 162(m) of the IRC limits the deductibility of compensation paid to certain NEOs to $1 million annually unless compensation is performance-based and the performance criteria are approved by stockholders.

The Executive Compensation Committee considers this impact when making compensation decisions and attempts to structure all elements of executive compensation to meet this exception. However, the Executive Compensation Committee has retained the flexibility to design and maintain the executive compensation programs in a manner that is most beneficial overall to stockholders, including the payment of compensation that is subject to the deduction limits under IRC Section 162(m).

The Board of Directors has submitted for your approval the performance criteria of the 2013 AIP and 2013 LTIP in order to qualify awards and payments made under each as performance-based under IRC Section 162(m).

Role of the Compensation Consultant

In anticipation of the Spin-Off, Mercer (US) Inc. (“Mercer”) was retained by the Executive Compensation Committee as its independent compensation consultant during 2013. Mercer provides executive and director compensation consulting services to the Executive Compensation Committee, regularly attends Committee meetings, reports directly to the Executive Compensation Committee on matters relating to compensation for our NEOs, and participates in executive sessions without NEOs present. Mercer provides advice and analysis to the Executive Compensation Committee on design and level of executive and director compensation. In connection with their services to the Executive Compensation Committee, Mercer works with executive management and the corporate human resources team group to formalize proposals for the Executive Compensation Committee. The Executive Compensation Committee has assessed the independence of Mercer pursuant to SEC rules and concluded that Mercer’s work for the Executive Compensation Committee does not raise any conflict of interest.

Compensation-based Risk Assessment

In February 2014, the Executive Compensation Committee completed a review of the Company’s policies and practices of compensating its employees (including non-executives) as they relate to the Company’s risk management profile to determine whether such policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. As a result of this review, the Executive Compensation Committee concluded that any risks arising from the Company’s compensation policies and practices for its employees were not reasonably likely to have a material adverse effect on the Company.

Executive Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on the review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Executive Compensation Committee

Claiborne P. Deming (Chair)

Fred L. Holliger

The Reverend Dr. Christoph Keller, III

James W. Keyes

Tabular Information for Named Executive Officers

Further information with respect to the individuals who served as the Company’s Principal Executive Officer, Principal Financial Officer, and the three other most highly compensated executive officers serving at the end of the last completed fiscal year (collectively, the NEOs) is set forth in the following tables:

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year		Salary (1) ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
R. Andrew Clyde	2013		420,417	(9)	40,750	(2)	1,173,184	(3)(4)	1,390,737	(4)(5)	1,059,250	(6)	—		74,547	(8)	4,158,885
President & Chief Executive Officer	2012	(10)	—		—		—		—		—		—		—		—

Mindy K. West	2013		381,200		35,000	(2)	2,602,253	(3)(4)	584,970	(4)(5)	339,072	(6)	—		36,352	(8)	3,978,847
Executive Vice President, Chief Financial Officer & Treasurer	2012	(10)	320,835		—		592,650		620,900		178,123		277,071		20,090		2,009,669

John C. Rudolfs	2013		350,633		—		225,000	(3)(4)	—		504,554	(6)	5,111	(7)	3,908	(8)	1,089,206
Executive Vice President, Marketing	2012	(10)	280,600		—		—		—		79,971		49,132		44,183		453,886

John A. Moore	2013		318,138		—		599,680	(3)(4)	245,055	(4)(5)	220,543		28,247	(7)	27,292	(8)	1,438,955
Senior Vice President, General Counsel & Secretary	2012	(10)	279,123		—		355,590		177,400		109,092		264,754		17,589		1,203,538

Jeffery A. Goodwin	2013		277,500		—		225,000	(3)(4)	—		393,973	(6)	18,901	(7)	17,946	(8)	933,320
Senior Vice President, Retail Operations	2012	(10)	235,143		—		—		—		67,016		170,256		14,949		487,364

(1)	The salaries shown in this column for 2013 reflect eight months at the pre-Spin-Off annualized salary rate and four months at the post-Spin-Off annualized salary rate.
(2)	Includes value of special bonuses awarded in recognition of their contributions towards the success of the Spin-Off and exemplary performance throughout the transition process.
(3)	The amounts shown represent the grant date fair value of performance-based RSUs and performance units granted by Murphy Oil as well as the pension restoration and lost potential compensation RSUs granted by Murphy USA. Amounts shown are computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note 11 to our consolidated and combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(4)	The sum of the values in the “Stock Awards” and “Option Awards” columns shown here differ somewhat from the total grant date fair value of option and stock awards in the “Grant Date Fair Value of Stock and Option Awards” column of the “Grants of Plan Based Awards Table” included elsewhere in this Proxy Statement. The grant date fair value of replacement options and RSUs offset the grant date fair value of awards previously recognized by Murphy Oil and transferred to Murphy USA upon the Spin-Off. No incremental accounting expense was incurred in connection with the replacement awards and thus amounts shown here reflect only the grant date fair value of awards granted by Murphy Oil in 2013 and the pension restoration and lost potential compensation RSUs granted by Murphy USA (i.e., excludes the grant date fair value of replacement awards which, for presentation purposes, are included in the “Grant Date Fair Value of Stock and Option Awards” column of the “Grants of Plan Based Awards Table” included elsewhere in this Proxy Statement).
(5)	The amounts shown represent the grant date fair value of options granted by Murphy Oil as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note 11 to our consolidated and combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(6)	Reflects amounts paid under our 2013 AIP, which were paid in February 2014, as well as the cash value awarded by Murphy Oil to Messrs. Rudolfs and Goodwin in connection with performance unit grants in the Murphy Oil US Retail Marketing Segment that were terminated and paid out on a pro-rated basis at the time of the Spin-Off.

(7)	The amounts shown in this column reflect the annual change in accumulated benefits under the Murphy USA retirement plans. See 2013 Non-Qualified Deferred Compensation Table included elsewhere in this Proxy Statement for more information about the Company’s defined contribution plans and the assumptions used in the calculation of these amounts. There are no deferred compensation earnings reported in this column, as the Company’s non-qualified deferred compensation plans do not provide above-market or preferential earnings.
(8)	We offer limited perquisites to our NEOs which, together with Company contributions to our qualified savings and nonqualified defined contribution plans, comprise the All Other Compensation column as summarized below:

Name	SERP ER Contribution ($)	401(k) ER Contribution ($)	Total Contribution to DC Plans (a) ($)	Term Life (b) ($)	Other (c) ($)
R. Andrew Clyde	9,924	15,300	25,224	350	48,973
Mindy K. West	7,572	15,300	22,872	840	12,640
John C. Rudolfs	—	—	—	840	3,068
John A. Moore	3,802	15,300	19,102	840	7,350
Jeffery A. Goodwin	1,353	15,297	16,650	840	456

(a) Company contributions to defined contribution plans.
(b) Benefit attributable to Company-provided term life insurance policy.
(c) For Mr. Clyde, the amounts shown include moving expenses ($21,389) and the value of personal use of corporate aircraft ($27,584). For Ms. West and Mr. Moore, the amounts shown represent a contribution made on their behalf to charitable organizations under our matching gifts program. For Mr. Rudolfs, the amounts shown include country club dues paid by Murphy Oil. Murphy USA has discontinued the practice of providing membership dues as a perquisite for NEOs. For Mr. Goodwin, the amounts shown include personal use of a company car as well as a contribution made on his behalf to a charitable organization under our matching gifts program.
(9)	Amounts include salary for only the portion of the year for which he was employed by Murphy Oil and us and includes a one-time signing bonus of $107,917. Prior to August 1, 2013, Mr. Clyde was an employee of Booz & Company.
(10)	In 2012, the NEOs (other than Mr. Clyde) were employed by, and were compensated by Murphy Oil or its subsidiaries.

GRANTS OF PLAN-BASED AWARDS IN 2013

The following table provides information regarding both equity and non-equity incentive plan awards granted to each NEO during 2013. The awards listed in the table include both the awards granted by Murphy Oil (and subsequently forfeited/terminated at the time of the Spin-Off) as well as the replacement RSUs and pension and lost potential compensation restoration RSUs issued by Murphy USA under the 2013 LTIP. All awards are described in more detail in the Compensation Discussion and Analysis section included elsewhere in this Proxy Statement.

			Estimated Future Payout Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payout Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)		All Other Option Awards: Number of Securities Underlying Options (4) (#)		Exercise or Base Price of Option or Stock Awards (5) ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards (6) ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
R. Andrew Clyde			375,000	750,000	1,500,000
	08/06/13	(7)									67,446		70.73	70.48	1,390,737
	08/06/13	(7)				586,592	1,173,184	1,759,777						70.48	1,173,184
	09/06/13										118,499	(8)	40.25	39.60	1,391,178
	10/09/13								25,099	(8)				39.96	1,002,956
Mindy K. West			114,050	228,100	456,200
	02/05/13	(7)									37,000		60.02	60.08	584,970
	02/05/13	(7)				252,096	504,192	756,288						60.08	504,192
	09/06/13										24,158	(9)	37.07	39.60	279,750
	09/06/13										61,493	(10)	32.53	39.60	621,079
	09/06/13										65,007	(8)	34.16	39.60	585,063
	09/06/13								17,981	(11)				39.60	712,048
	10/09/13								1,809	(9)				39.96	72,288
	10/09/13								9,554	(10)				39.96	381,778
	10/09/13								14,171	(8)				39.96	566,273
	10/22/13								33,414	(12)				41.48	1,386,013
John C. Rudolfs			86,793	173,587	347,173
	02/05/13	(13)				112,500	225,000	450,000							225,000
	10/09/13								886	(9)				39.96	35,405
	10/09/13								938	(10)				39.96	37,482
	10/09/13								5,396	(8)				39.96	215,624
John A. Moore			75,794	151,588	303,177
	02/05/13	(7)									15,500		60.02	60.08	245,055
	02/05/13	(7)				99,840	199,680	299,520						60.08	199,680
	09/06/13										4,392	(9)	37.07	39.60	50,859
	09/06/13										17,569	(10)	32.53	39.60	177,447
	09/06/13										27,233	(8)	34.16	39.60	245,097
	09/06/13								10,101	(11)				39.60	400,000
	10/09/13								517	(9)				39.96	20,659
	10/09/13								5,732	(10)				39.96	229,051
	10/09/13								5,612	(8)				39.96	224,256
Jeffery A. Goodwin			66,167	132,333	264,667
	02/05/13	(13)				112,500	225,000	450,000							225,000
	09/06/13								6,396	(11)				39.60	253,282
	10/09/13								739	(9)				39.96	29,530
	10/09/13								782	(10)				39.96	31,249
	10/09/13								3,597					39.96	143,736

(1)	Threshold and maximum awards are based on the provisions in our 2013 AIP. Actual awards earned can range from 0 to 200 percent of the target awards. The Executive Compensation Committee retains the authority to make awards under the program and to use its judgment in adjusting awards downward. Actual payouts for 2013 are calculated using base salary earned in 2013 and reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” included in this Proxy Statement.

(2)	Threshold and maximum awards are based on the provisions of the relevant Murphy Oil performance-based RSU and performance unit award agreements. Employees of the US Retail Marketing Segment received performance units while all other eligible employees received performance-based RSUs. Actual Murphy Oil performance-based RSU awards earned can range from 0 to 150 percent of the target awards. The target value of each Murphy Oil US Retail Marketing Segment performance unit was $100 while actual payouts earned can range from 0 to 200 percent of the target awards. As a result of the Spin-Off, the performance-based RSUs and performance units were paid out on a pro-rated basis by Murphy Oil and the unearned portion of the awards were forfeited.
(3)	Amounts include replacement RSUs as well as pension restoration RSUs for Ms. West and Messrs. Moore and Goodwin and lost potential compensation RSUs for Ms. West. As described in the Compensation Discussion and Analysis, replacement RSUs were awarded by Murphy USA to replace Murphy Oil performance-based RSUs and Murphy Oil US Retail Marketing Segment performance unit awards that were terminated at the time of the Spin-Off. Employees of Murphy USA received pro-rated payouts for earned portions of the Murphy Oil performance-based RSUs and Murphy Oil US Retail Marketing Segment performance units as of the date of the Spin-Off while unearned portions of the performance-based RSUs and performance units were terminated. The pro-rated performance-based RSU payouts were based on Murphy Oil’s TSR results through the date of the Spin-Off. The pro-rated payouts for the performance units were based on results of the US Retail Marketing Segment through the date of the Spin-Off. On October 9, 2013, our Executive Compensation Committee granted replacement RSUs to our NEOs under our 2013 LTIP. The pension restoration and lost potential compensation RSUs are described elsewhere in “Compensation Discussion and Analysis”.
(4)	The Murphy Oil Executive Compensation Committee granted options to our NEOs on February 5, 2013 (and, in the case of Mr. Clyde, August 6, 2013). As a result of the Spin-Off, unvested Murphy Oil options were forfeited. On September 6, 2013, our Executive Compensation Committee granted replacement options to our NEOs under our 2013 LTIP.
(5)	For Murphy Oil options, the exercise price was determined based on the average high and low stock price on the date of grant. The exercise price of replacement options was determined based on the ratio of the pre-Spin-Off exercise price to stock price of each original option.
(6)	The amounts shown in this column reflect the total grant date fair value of awards granted in 2013 in accordance with generally accepted accounting principles in the United States regarding stock compensation. For equity incentive plan awards, these amounts represent the grant date fair value at target as determined pursuant to FASB ASC Topic 718. For other stock awards, these amounts represent the grant date fair value of the RSU awards determined pursuant to FASB ASC Topic 718. For option awards, these amounts represent the grant date fair value of the option awards using a Black-Scholes-Merton based methodology. Actual value realized upon option exercise depends on market prices at the time of exercise. Assumptions used in the calculation of these amounts are more fully described in Note 11 to our consolidated and combined financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The values shown here differ somewhat from the aggregate values presented in the “Stock Awards” and “Option Awards” columns of the “Summary Compensation Table” included elsewhere in this Proxy Statement. The grant date fair value of replacement options and RSUs offset the grant date fair value of awards previously recognized by Murphy Oil and transferred to Murphy USA upon the Spin-Off. No incremental accounting expense was incurred in connection with the replacement awards and thus amounts shown in the “Stock Awards” and “Option Awards” columns of the “Summary Compensation Table” reflect only the grant date fair value of awards granted by Murphy Oil in 2013 and the pension restoration and lost potential compensation RSUs granted by Murphy USA (i.e., excludes the grant date fair value of replacement awards which, for presentation purposes, are included here).
(7)	Awards granted by Murphy Oil and denominated in shares of Murphy Oil. At the time of the Spin-Off, unvested options were forfeited and unearned performance-based RSUs were terminated and paid out on a pro-rated basis based on actual performance through the date of the Spin-Off.
(8)	Murphy USA replacement award for awards originally granted by Murphy Oil on 2/5/13 (8/6/13 in the case of Mr. Clyde).
(9)	Murphy USA replacement awards for awards originally granted by Murphy Oil on 2/1/11.
(10)	Murphy USA replacement awards for awards originally granted by Murphy Oil on 1/31/12.
(11)	Murphy USA pension restoration RSUs.
(12)	Murphy USA lost potential compensation RSUs.
(13)	Murphy Oil performance units (target value = $100 per unit). At the time of the Spin-Off, unearned performance units were terminated and paid out on a pro-rated basis based on actual performance through the date of the Spin-Off.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2013

The following table illustrates outstanding Murphy USA equity awards (options and RSUs) for each NEO as of December 31, 2013. The table excludes awards issued by Murphy Oil which were forfeited/terminated effective as of the date of the Spin-Off. The table also excludes Murphy Oil options held by our NEOs which, at the time of the Spin-Off, were already vested. In accordance with the EMA, vested options in Murphy Oil were adjusted to preserve the intrinsic value on the date of the Spin-Off. These options will remain exercisable until the earlier of two years from the date of the Spin-Off or the original stated expiration date.

	Option Awards				Stock Awards
	Number of Securities Underlying Exercisable Options (1)	Number of Securities Underlying Unexercisable Options (1)	Option Exercise Price	Option Expiration	Number of Shares or Stock Units That Have Not Vested		Market Value of Shares That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)	(#)	($)	Date	(#)		($)	(#)	($)
R. Andrew Clyde		118,499	40.25	02/05/20
					25,099		1,043,114
Mindy K. West		24,158	37.07	02/01/18
		61,493	32.53	01/31/19
		65,007	34.16	02/05/20
					17,981	(3)	747,290
					1,809	(4)	75,182
					9,554	(4)	397,064
					14,171	(4)	588,947
					33,414	(5)	1,388,686
John C. Rudolfs					886	(4)	36,822
					938	(4)	38,983
					5,396	(4)	224,258
John A. Moore		4,392	37.07	02/01/18
		17,569	32.53	01/31/19
		27,233	34.16	02/05/20
					10,101	(6)	419,798
					517	(4)	21,487
					5,732	(4)	238,222
					5,612	(4)	233,235
Jeffery A. Goodwin					6,396	(6)	265,818
					739	(4)	30,713
					782	(4)	32,500
					3,597	(4)	149,491

(1)	Replacement stock options in Murphy USA were issued with identical vesting to the original Murphy Oil options. They vest 50% on the two-year anniversary of the original grant date with the remaining 50% vesting on the three-year anniversary of the original grant date. All options expire seven years after the original grant date.
(2)	Value was determined based on a December 31, 2013 closing stock price of $41.56 per share.
(3)	Roughly 30% of the pension restoration RSUs will vest on the five-year anniversary of the grant date with the remaining RSUs vesting on the 10-year anniversary of the grant date.
(4)	Replacement RSUs in Murphy USA vest on the three-year anniversary of the date they were originally granted by Murphy Oil.
(5)	Lost potential compensation RSUs will cliff vest on the five-year anniversary of the grant date.
(6)	One-half of the pension restoration RSUs will vest on the five-year anniversary of the grant date with the remaining one-half vesting on the 10-year anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED IN 2013

The following table summarizes the value received by each NEO from stock option exercises and stock grants which vested during 2013. Note that no Murphy USA awards vested or were exercised during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
R. Andrew Clyde	—	—	—	—
Mindy K. West	27,500	584,800	8,403	508,003
John C. Rudolfs	—	—	—	—
John A. Moore	5,000	68,375	4,808	290,668
Jeffery A. Goodwin	16,875	252,499	—	—

(1)	The value shown reflects the difference between the market price on the date of exercise and the exercise price of Murphy Oil options.
(2)	Represents the aggregate amount received by each respective NEO upon the vesting of Murphy Oil performance-based RSUs during 2013 for pro-rated payments based on results through the date of the Spin-Off for the 2011 through 2013, 2012 through 2014, and 2013 through 2015 performance periods (payment of net shares settled by Murphy Oil on October 1, 2013 at $60.455).

2013 PENSION BENEFITS TABLE

The following table presents the value of the accrued benefits of the NEOs under the defined benefit portion of the Murphy Oil Supplemental Executive Retirement Plan (“Murphy Oil SERP”), liability for which was assumed by Murphy USA in connection with the Spin-Off. Murphy Oil remains responsible for all accrued benefits to our NEOs under the Murphy Oil Retirement Plan.

Name	Plan Name (1)	Number of Years of Credited Service (#) (2)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
R. Andrew Clyde	—	—	—	—
Mindy K. West	Murphy USA Supplemental Executive Retirement Plan	17.247	358,323	—
John C. Rudolfs	Murphy USA Supplemental Executive Retirement Plan	2.997	25,790	—
John A. Moore	Murphy USA Supplemental Executive Retirement Plan	18.497	202,421	—
Jeffery A. Goodwin	Murphy USA Supplemental Executive Retirement Plan	12.581	127,122	—

(1)	Liabilities for benefits accrued for NEOs and other executive employees under the Murphy Oil SERP were transferred to the Murphy USA SERP effective on the date of the Spin-Off.
(2)	The number of years of credited service reflects the frozen number of years of service credited under the Murphy Oil SERP through the date of the Spin-Off.

The accrued benefits presented above are based on a final average earning calculation. Frozen final average earnings which could not be included under a tax-qualified retirement plan were as follows: Ms. West $286,016, Mr. Rudolfs $135,204, Mr. Moore $140,183, and Mr. Goodwin $84,402. The following assumptions were used in determining the present value amounts at December 31, 2013:

•	Discount Rate - 4.91%

•	Mortality Table - RP-2000 projected 20 years

•	Assumed retirement date at age 65

2013 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table presents the value of the accrued benefits of the NEOs under the defined contribution portion of the Murphy Oil SERP, liability for which was assumed by Murphy USA in connection with the Spin-Off as well as the benefits accrued by the NEOs under the Murphy USA SERP from the date of the Spin-Off through December 31, 2013.

Name	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE (2) ($)
R. Andrew Clyde	7,724	9,924	672	—	18,320
Mindy K. West	13,000	7,572	3,684	—	89,520
John C. Rudolfs	—	—	—	—	—
John A. Moore	1,594	3,802	315	—	8,466
Jeffery A. Goodwin	4,702	1,353	1,121	—	9,931

(1)	Includes contributions made by NEO while under the employ of both (i) Murphy Oil through the date of the Spin-Off and (ii) Murphy USA through December 31, 2013.
(2)	Liabilities for benefits accrued for NEOs and other executive employees under the Murphy Oil SERP were transferred to the Murphy USA SERP effective on the date of the Spin-Off.

The purpose of the Thrift Plan for employees of Murphy USA, a tax-qualified defined contribution retirement plan, is to provide retirement and incidental benefits for all employees who participate. All employees are allowed to contribute on a pre-tax basis up to 25 percent of their eligible pay. The Company matching contributions are limited to dollar for dollar on the first six percent. Participating employees are immediately vested in all employee and Company matching contributions.

Murphy USA also provides a SERP, an unfunded, nonqualified defined contribution plan to eligible executives including the NEOs. The SERP is intended to restore to certain highly-compensated individuals qualified defined contribution (Thrift and profit-sharing) plan benefits restricted under the IRC. The table above represents amounts deferred under both the Murphy Oil SERP (assumed by us) and the Murphy USA SERP for 2013.

POTENTIAL PAYMENTS UPON TERMINATION OR TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL

The Company does not have employment, CIC, or termination agreements with its NEOs other than with the CEO, which was inherited by Murphy USA in connection with the Spin-Off from prior parent Murphy Oil. However, upon a CIC, as defined in the 2013 LTIP, all outstanding equity awards granted under such plan shall vest, become immediately exercisable or payable, or have all restrictions lifted which apply to the type of award.

The SPA provides certain severance benefits if Mr. Clyde’s employment is terminated within 24 months following a CIC. If his employment is terminated by Murphy USA “without cause” or by Mr. Clyde for “good reason” within this 24-month window, Mr. Clyde will be entitled to his earned but unpaid compensation, a lump sum severance payment equal to three times the sum of his base salary and the average of his last three annual bonuses prior to the termination date (or, if higher, prior to the CIC), accelerated vesting of his outstanding equity-based awards (provided that any performance-based awards be paid assuming the target level of performance) and continued life, accident, and health insurance benefits for 36 months. Mr. Clyde will not be entitled to any “golden parachute” excise tax gross-up payments. The SPA provides for an excise tax cutback to reduce payments to a level such that the excise tax under Sections 280G and 4999 of the IRC will not apply (unless the executive would receive a greater amount of severance benefits on an after-tax basis without a cutback, in which case the cutback will not apply). Pursuant to the SPA, Mr. Clyde will be subject to a non-disclosure covenant and non-solicitation and non-competition restrictive covenants for 12 months following any such termination.

The Company has no other agreement, contract, plan, or arrangement, whether written or unwritten, that provides for potential payments to any other NEOs upon termination or a CIC.

The following table presents estimated amounts that would have been payable to the applicable NEO if the described event had occurred on December 31, 2013, the last trading day of the fiscal year:

Name	Category	Normal Termination ($)	Qualified Termination with a Change of Control ($)
R. Andrew Clyde	Severance (1)	—	4,502,520
	Non-equity compensation (2)	978,250	978,250
	Unvested & Accelerated (3)
	Restricted Stock Units	71,940	1,043,114
	Stock Options	—	154,700
Mindy K. West	Non-equity compensation (2)	305,755	305,755
	Unvested & Accelerated (3)
	Restricted Stock Units	169,565	3,197,169
	Stock Options	—	1,144,771
John C. Rudolfs	Non-equity compensation (2)	223,506	223,506
	Unvested & Accelerated (3)
	Restricted Stock Units	35,284	300,063
	Stock Options	—	—
John A. Moore	Non-equity compensation (2)	203,555	203,555
	Unvested & Accelerated (3)
	Restricted Stock Units	63,213	912,741
	Stock Options	—	379,901
Jeffery A. Goodwin	Non-equity compensation (2)	170,598	170,598
	Unvested & Accelerated (3)
	Restricted Stock Units	33,456	478,522
	Stock Options	—	—

(1)	Represents three times the sum of base salary, target bonus, and the cost of Company-provided term life insurance policy. Mr. Clyde does not participate in our health insurance program. Per the terms of the SPA, since Mr. Clyde has not been employed by us for a full fiscal year, the relevant bonus amount used in determining severance payments is target bonus rather than the three-year average bonus actually awarded.
(2)	Non-equity compensation is calculated under the terms of our 2013 AIP. Although actual awards, if any, are subject to attaining certain performance-based targets, for purposes of this table, non-equity compensation is calculated based on actual awards earned in 2013 without adjustment.
(3)	In the event of a change of control, all unvested outstanding equity awards shall vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of the award. This amount includes the incremental value of the current unvested outstanding awards. In the event of a termination, the exercise period for stock options is reduced to the lesser of the exercise date of the award or two years from date of termination.

PROPOSAL 2—APPROVAL OF EXECUTIVE COMPENSATION ON AN ADVISORY, NON-BINDING BASIS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“the Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” the Company’s executive compensation programs are designed to attract, motivate, and retain the Named Executive Officers, who are critical to the Company’s success. Under these programs, the Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” above along with the information in the compensation tables for additional details about the executive compensation programs, including information about the fiscal year 2013 compensation of the Named Executive Officers.

Stockholders are asked to indicate their support for the Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Stockholders are requested to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Executive Compensation Committee or the Board of Directors. The Board of Directors and the Executive Compensation Committee value the opinions of stockholders and will consider stockholders’ views and the Executive Compensation Committee will evaluate whether any actions are necessary to address those views.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 3—DETERMINE THE FREQUENCY OF STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION ON AN ADVISORY, NON-BINDING BASIS

Section 14A of the Securities Exchange Act of 1934 also requires the Company to provide stockholders with the opportunity to determine, on an advisory, non-binding basis, how frequently the Company should seek stockholder approval of executive compensation, as disclosed pursuant to the SEC’s compensation disclosure rules, on an advisory, non-binding basis. By voting on this following Resolution, stockholders may indicate whether they would prefer to approve executive compensation on an advisory, non-binding basis once every one, two or three years or to abstain from voting.

After careful consideration of this Proposal 3, the Board has determined that stockholder approval of executive compensation on an advisory, non-binding basis that occurs every year is the most appropriate alternative for Murphy USA, and therefore the Board recommends that you vote for a one-year interval for the approval of executive compensation on an advisory, non-binding basis.

In formulating its recommendation, the Board considered that an annual vote on executive compensation on an advisory, non-binding basis will allow stockholders to provide the Company with their direct input on the Company’s compensation philosophy, policies and practices as disclosed in the Proxy Statement every year. Additionally, an annual stockholder approval of executive compensation on an advisory, non-binding basis is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for Murphy USA, and we look forward to hearing from our stockholders on this Proposal 3.

You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years or every three years, or you may abstain from voting. Accordingly, you may vote on the following Resolution at the Annual Meeting.

“RESOLVED, that the Company’s stockholders determine, by voting on one of the four alternatives below, on an advisory, non-binding basis, the frequency with which they should approve the compensation of the Company’s named executive officers on an advisory, non-binding basis:

Choice 1 – EVERY YEAR;

Choice 2 – EVERY TWO YEARS;

Choice 3 – EVERY THREE YEARS; or

Choice 4 – ABSTAIN from voting.”

The option that receives the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote will be considered approved by the stockholders on an advisory, non-binding basis. If no choice receives the required majority vote approval, the Board will take into account all voting results in determining the frequency of the say-on-pay vote. However, because this vote is advisory and not binding on the Board or Murphy USA, the Board may decide that it is in the best interests of our stockholders and Murphy USA to approve executive compensation on an advisory, non-binding basis more or less frequently than the option approved by our stockholders.

Section 14A of the Securities Exchange Act of 1934 requires that we again solicit a stockholder vote to determine the frequency of say-on-pay on an advisory, non-binding basis within not more than six years after this advisory vote.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR “CHOICE 1” FOR THE FREQUENCY OF APPROVAL OF EXECUTIVE COMPENSATION ON AN ADVISORY, NON-BINDING BASIS. PROXIES SOLICITED ON BEHALF OF THE BOARD WILL BE VOTED FOR THIS PROPOSAL.

PROPOSAL 4— APPROVAL OF PERFORMANCE CRITERIA UNDER THE 2013 LTIP

Overview

Section 162(m) (“Section 162(m)”) of the IRC generally limits the federal income tax deduction for compensation paid to each of the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) of a publicly held corporation to $1 million per fiscal year, with an exception for “qualified performance-based compensation.”

One of the requirements of the qualified performance-based compensation exception under Section 162(m) is that the performance goals under which compensation may be paid under certain performance-based programs, such as the 2013 LTIP, be disclosed to and approved by stockholders at least once every five years. Therefore, we are asking stockholders to approve the performance criteria of the 2013 LTIP pursuant to this Proposal 4.

If our stockholders approve the performance criteria under the 2013 LTIP, then certain equity-based incentive awards for 2014 and future years awarded to our President and Chief Executive Officer and our next three most highly compensated executive officers (other than our Chief Financial Officer) may be structured to comply with the qualified performance-based compensation exception under Section 162(m), subject to compliance with the terms of the 2013 LTIP. If our stockholders do not approve the performance criteria under the 2013 LTIP, then due to the application of Section 162(m), certain equity-based incentive awards, if any, for future years awarded to our President and Chief Executive Officer and our next three most highly compensated executive officers (other than our Chief Financial Officer) under the 2013 LTIP may not be fully tax deductible to us.

Summary of the 2013 LTIP

The following is a brief description of the material features of the 2013 LTIP, including performance criteria. The full text of the 2013 LTIP is set forth in Exhibit A to this Proxy Statement. The description set forth below is qualified in its entirety by reference to Exhibit A.

Shares Available. Subject to adjustment as described below, the maximum number of shares of Common Stock (“Shares”) that may be delivered pursuant to awards granted under the 2013 LTIP is 5,500,000. The number of Shares available for future grants, as of March 12, 2014, was 4,154,936. The aggregate number of shares subject to awards granted under the 2013 LTIP during any calendar year to any one employee shall not exceed 1,000,000, subject to adjustment for changes in capitalization. The maximum cash amount payable pursuant to any “performance-based” award to any participant in any calendar year under the 2013 LTIP is $5,000,000.

In the event of any change in the Common Stock by reason of any stock split, stock dividend, special or extraordinary cash dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, spin-off, share purchase, liquidation or other similar change in capitalization affecting or involving the Common Stock, or any distribution to common stockholders other than regular cash dividends, the Executive Compensation Committee shall make such substitution or adjustment, if any, as it deems equitable, as to the number or kind of shares that may be issued under the 2013 LTIP, the maximum number of Shares issuable and the number or kind of shares subject to, or the price per share under or terms of any outstanding Award (as defined below). The amount and form of the substitution or adjustment shall be determined by the Executive Compensation Committee. Shares subject to an Award under 2013 LTIP may not be reissued if such Shares are: (i) Shares that were subject to a stock-settled SAR (as defined below) and were not issued under the net settlement or net exercise of such SAR, (ii) Shares used to pay the exercise price of an option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related an option or a SAR, or (iv) Shares repurchased on the open market with the proceeds of an option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash do not count as Shares issued.

Forms of Awards. The Executive Compensation Committee may grant one or more of the following types of awards under the 2013 LTIP: (i) options (including non-qualified stock options and incentive stock options), (ii) stock appreciation rights (“SARs”); (iii) restricted stock; (iv) restricted stock units (or “RSUs”), (v) performance units; (vi) performance shares; (vii) dividend equivalents and (viii) other stock based incentive awards (each, an “Award”). To date, we have made awards of stock options, time-based RSUs and performance units under the 2013 LTIP, and we expect that we will continue to grant such awards in the future.

Eligibility. Our employees (which includes any employees of our subsidiaries or affiliates that do not have a similar plan in effect) who serve as officers or who serves in any other key administration, professional, or technical capacity are shall be eligible to participate in the 2013 LTIP. The Executive Compensation Committee may also choose to grant Awards to any employee whom it determines has made some unusual contribution which would not be expected of such employee in the ordinary course of his or her work. We expect that at least 110 employees will be eligible to participate in the 2013 LTIP.

Administration. The 2013 LTIP is administered by the Executive Compensation Committee. The Executive Compensation Committee has exclusive authority to select participants and to determine the type, size, and terms of the Awards, the Award agreements, and the time when Awards will be granted. The Executive Compensation Committee is authorized to interpret the 2013 LTIP and the Awards granted thereunder, to establish, amend, and rescind any rules and regulations relating thereto and make any other determinations which it believes necessary or advisable.

Key Terms of Awards. The following is a brief summary of the types of Awards that may be granted under the 2013 LTIP.

Options. Options are the right to purchase Common Stock at a price to be specified and upon terms to be designated by the Executive Compensation Committee. An option shall be designated by the Executive Compensation Committee as a nonqualified stock option or an incentive stock option at the time of grant. Options generally expire no later than seven years after the date of grant.

Stock Appreciation Rights. SARs are the rights of the holder thereof to receive, upon exercise thereof, payment of an amount determined by multiplying: (a) any increase in the fair market value of a Share at the date of exercise over the price fixed by the Executive Compensation Committee on the grant date, (which will not be less than the fair market value on the grant date) by (b) the number of Shares with respect to which the SAR is exercised; provided, however, that at the time of grant, the Executive Compensation Committee may establish a maximum amount per Share which will be payable upon exercise of a SARs. The amount payable upon exercise may be paid in cash or other property, including without limitation, shares of Common Stock, or any combination thereof as determined by the Executive Compensation Committee.

Restricted Stock. Restricted stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment and/or performance conditions) and terms as the Executive Compensation Committee deems appropriate.

Restricted Stock Units. RSUs are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment and/or performance conditions) and terms as the Executive Compensation Committee deems appropriate.

Performance Units. Performance units are Awards for which the Executive Compensation Committee sets performance measures in its discretion which, depending on the extent to which they are met, will determine the number or value of performance units that will be paid to the grantee. Each performance unit shall have an initial value that is established by the Executive Compensation Committee at the time of grant.

Performance Shares. Performance shares are Awards for which the Executive Compensation Committee sets performance measures in its discretion which, depending on the extent to which they are met, will determine the number or value of performance shares that will be paid to the grantee. Each performance share has an initial value equal to the fair market value of a Share on the grant date.

Dividends and Dividend Equivalents. The Executive Compensation Committee may grant Awards of dividend equivalents alone or in conjunction with other Awards (other than in conjunction with Awards of options or SARs), entitling the participant to receive or accrue dividend on the specified number of Shares, provided that no such dividend equivalents granted in conjunction with another Award will be paid unless and until the applicable Award is earned and paid out. The Executive Compensation Committee may provide that dividend equivalents be reinvested in additional Shares or Awards or otherwise reinvested.

Other Stock Based Incentive Awards. The 2013 LTIP also authorizes the grant of awards that are denominated or payable in, valued in whole or in part by reference to, or are otherwise based on or related to, Shares. Except as provided by the Executive Compensation Committee, Shares delivered pursuant to a purchase right granted to a participant will be purchased for such consideration, paid for by such methods and in such forms, including cash, Shares, outstanding Awards or other property, as determined by the Executive Compensation Committee.

Section 162(m). If the Executive Compensation Committee determines that an Award is intended to ratify the qualified performance-based compensation exception under Section 162(m), such award will be structured, in accordance with the provisions of the 2013 LTIP, to provide that the lapsing of restrictions on an award and the distribution of cash, shares or other property, as applicable, will be subject to the achievement of one or more objective performance goals established by the Executive Compensation Committee, which will be based on the attainment of specified levels of one or any combination of the following performance goals: earnings (either in the aggregate or on a per-share basis); net income; operating income; operating profit; cash flow; stockholder returns, including return on assets, investments, equity, or invested capital (including income applicable to common stockholders or other class of stockholders); return measures (including return on assets, equity, or invested capital); earnings before or after either, or any combination of, interest, taxes, depreciation or amortization (EBITDA); gross revenues; share price (including growth measures and total stockholder return or attainment by the Shares of a specified value for a specified period of time); reductions in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more subsidiaries or business units thereof; economic value; market share; annual net income to common stock; earnings per share; annual cash flow provided by operations; changes in annual revenues; strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures; operational performance measures tied to environmental compliance and safety and accident rates; operational measures tied to marketing and retail operations including sales volume increases, sales volume increases per existing retail store, retail margins, special product volumes, and increases in specific product volumes; and operating and maintenance cost management, provided that the formula for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.

Termination of Employment. Except as otherwise determined by the Executive Compensation Committee or provided an applicable Award agreement under the 2013 LTIP, in case of termination of employment or cessation of services:

(a) for retirement under the applicable Company benefit plan or as may be approved by the Executive Compensation Committee, for total and permanent disability (as defined in the Company’s Long-Term Disability Plan), or with Company approval, and without being terminated for cause, any outstanding options may be exercised at the earlier of any time prior to the expiration of the term of the options or within two years after termination, and any shares of restricted stock then outstanding will be prorated for all restricted periods then in effect based on the number of months of actual participation.

(b) by reason of death, any outstanding options may be exercised by the participant’s beneficiary or legal representative at any time prior to the expiration date of the term of the options or within two years following the date of the participant’s death, whichever period is shorter, and any shares of restricted stock then outstanding will be prorated for all restricted periods then in effect based on the number of months of actual participation prior to the participant’s death.

(c) for any reason other than the ones described above, any outstanding options will be forfeited in full and canceled.

A change in employment from the Company or one of our subsidiaries to another one of our subsidiaries is not considered a termination of employment for purposes of the 2013 LTIP.

Change in Control. Except as described above, as otherwise provided in the applicable agreement or otherwise determined by the Executive Compensation Committee, upon a change in control (as defined in the 2013 LTIP), all outstanding Awards shall vest, become immediately exercisable or payable or have all restrictions lifted, as applicable.

Transferability. A participant’s rights and interest under the 2013 LTIP or any Award may not be assigned or transferred in whole or in part, either directly or by operation of law or otherwise (except in the event of death, to the beneficiaries or by will or the laws of descent and distribution).

Amendment, Modification and Termination of the 2013 LTIP. The Board may amend, alter or discontinue the 2013 LTIP and the Executive Compensation Committee may amend, or alter any agreement or other document evidencing an Award made under the 2013 LTIP but, except for adjustments upon changes in capitalization, no such amendment will, without the approval of the stockholders of the Company: (i) increase the maximum number of Shares for which Awards may be granted; (ii) reduce the price at which options or SARs may be granted below the price provided for in in the Long-Term Incentive Plan; (iii) reduce the exercise price of outstanding options or SARs; (iv) cancel outstanding options or SARs in exchange for cash, other Awards or options or SARs with an exercise price that is less than the exercise price of the original option or SAR; (v) extend the term of the 2013 LTIP; (vi) a materially expand the class of eligible participants; (v) otherwise amend the 2013 LTIP in any manner requiring stockholder approval by law or under the NYSE listing requirements; or (vi) increase the individual maximum limits under the 2013 LTIP. No amendment or alteration to the 2013 LTIP or an Award or Agreement may be made which would impair the rights of the holder of an Award, without the holder’s consent (unless the Executive Compensation Committee determines prior to the date of any change of control that such amendment or alteration either is required or advisable in order to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard).

U.S. Federal Income Tax Consequences of Awards. There will be no U.S. federal income tax consequences to the participant or us upon the grant of an option under the 2013 LTIP. Upon exercise of an option that is not an incentive stock option, a participant generally will recognize ordinary income in an amount equal to (i) the fair market value, on the date of exercise, of the acquired Shares; less (ii) the exercise price of the option. We will generally be entitled to a tax deduction in the same amount.

Upon the exercise of an incentive stock option, a participant recognizes no immediate taxable income. Income recognition is deferred until the participant sells the shares. If the option is exercised no later than three months after the termination of the participant’s employment, and the participant does not dispose of the shares acquired pursuant to the exercise of the option within two years from the date the option was granted and within one year after the exercise of the option, the gain on the sale will be treated as long-term capital gain. We are not entitled to any tax deduction with respect to the grant or exercise of incentive stock options, except that if the shares are not held for the full term of the holding period outlined above, the gain on the sale of such shares, being the lesser of: (i) the fair market value of the shares on the date of exercise minus the option price or (ii) the amount realized on disposition minus the exercise price, will be taxed to the participant as ordinary income and, we will generally be entitled to a deduction in the same amount. The excess of the fair market value of the shares acquired upon exercise of an incentive stock option over the exercise price therefore constitutes a tax preference item for purposes of computing the “alternative minimum tax” under the IRC.

Unless a participant makes a “Section 83(b) election” under the IRC, there will be no U.S. federal income tax consequences to either the participant or us upon the grant of restricted stock until expiration of the restricted period and the satisfaction of any other conditions applicable to the restricted stock. At that time, the participant generally will recognize taxable income equal to the then fair market value for the shares. We will generally be entitled to a corresponding tax deduction.

There generally will be no U.S. federal income tax consequences to the participant or us upon the grant of performance shares or performance units (unless the participant makes a “Section 83(b) election” under the IRC) or RSUs. Participants generally will recognize taxable income at the time when such awards are paid or settled in an amount equal to the aggregate amount of cash and the fair market value of shares acquired. We will generally be entitled to a tax deduction equal to the amount includible in the participant’s income.

This summary is limited to the federal tax issues addressed in this summary. It was not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be asserted under the IRC.

New Plan Benefits

It is not possible at present to determine the amount or the form of any award that will be granted to any individual during the term of the 2013 LTIP.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE USE OF CERTAIN PERFORMANCE CRITERIA UNDER OUR 2013 LTIP.

PROPOSAL 5—APPROVAL OF PERFORMANCE CRITERIA UNDER THE 2013 AIP

Overview

As discussed in Proposal 4, Section 162(m) generally limits the deductions that may be claimed for certain compensation unless it qualifies as performance-based compensation. One of the requirements of the qualified performance-based compensation exception is that the performance goals under which compensation may be paid under performance-based programs, such as the 2013 AIP, be disclosed to and approved by stockholders at least once every five years. Therefore, we are asking stockholders to approve the performance criteria of 2013 AIP pursuant to this Proposal 5.

If our stockholders approve the performance criteria under the 2013 AIP, then certain cash-based incentive awards for 2014 and future years awarded to our President and Chief Executive Officer and our next three most highly compensated executive officers (other than our Chief Financial Officer) may be structured to comply with the qualified performance-based compensation exception under Section 162(m), subject to compliance with the terms of the 2013 AIP. If our stockholders do not approve the performance criteria under the 2013 AIP, then due to the application of Section 162(m), certain cash-based incentive awards, if any, for future years awarded to our President and Chief Executive Officer and our next three most highly compensated executive officers (other than our Chief Financial Officer) under the 2013 AIP may not be fully tax deductible to us.

SUMMARY OF THE 2013 AIP

The following is a brief description of the material features of the 2013 AIP, including performance criteria, which is qualified by reference to the full text of the 2013 AIP, set forth in Exhibit B to this proxy statement.

In order to provide the Company with flexibility going forward in selecting meaningful performance criteria, the 2013 AIP provides the Company with the following list of possible performance criteria, which will be selected by the Executive Compensation Committee: earnings (either in aggregate or on a per-share basis); net income; operating income; operating profit; cash flow; stockholder returns, including return on assets, investment, invested capital, and equity, (including income applicable to common stockholders or other class of stockholders); return measures (including return on assets, equity, or invested capital); earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization; gross revenues; share price of common stock (including growth measures and total stockholder return or attainment by the shares of common stock of a specified value for a specified period of time); reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more subsidiaries or business units thereof; economic value; market share; annual net income to common stock; earnings per share; annual cash flow provided by operations; changes in annual revenue; strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures; operational performance measures tied to, environmental compliance and safety and accident rates; operational measures tied to marketing and retail operations including sales volume increases, sales volume increases per existing retail store, retail margins, special product volumes, and increases in specific product volumes; and operating and maintenance cost management.

The Executive Compensation Committee has the discretion to determine performance goals under, and select participants in, the 2013 AIP. The Executive Compensation Committee may exercise negative discretion to adjust downward any award otherwise payable to any participant subject to Section 162(m) of the IRC.

Eligible participants for the 2013 AIP include officers and other key administrative, professional, and technical employees. Employees who are not regular participants in the 2013 AIP may be eligible for a discretionary award from a pool equal to 15% of the earned awards under the 2013 AIP. No employee covered by Section 162(m) of the IRC is eligible for any payments under this pool. The maximum amount payable under the 2013 AIP to any participant subject to Section 162(m) of the IRC for any performance period is the lesser of 250% of any participant’s target award opportunity or $5,000,000.

The 2013 AIP will be administered by the Executive Compensation Committee. No amendments to the 2013 AIP will be effective without the approval of the stockholders of the Company if stockholder approval of the amendment is then required for the plan to continue to be a qualified performance-based compensation plan pursuant to Section 162(m) of the IRC.

The 2013 AIP contains a clawback provision which requires that a participant whose negligent, intentional, or gross misconduct (in each case, as determined by the Executive Compensation Committee in good faith) contributes to the Company’s having to restate all or a portion of its financial statements, must immediately forfeit any portion of an award that would not have otherwise been earned for the period covered by such financial statements.

New Plan Benefits

It is not possible at present to determine the amount or the form of any award that will be granted to any individual during the term of the 2013 AIP.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE USE OF CERTAIN PERFORMANCE CRITERIA UNDER OUR 2013 AIP.

PROPOSAL 6—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014

The Board desires that the stockholders ratify the Audit Committee’s action in appointing KPMG LLP the Company’s independent registered public accounting firm for the fiscal year 2014. KPMG LLP was the independent registered public accounting firm for the Company and its subsidiaries for the year ended December 31, 2013 since the completion of the Spin-Off (prior to the Spin-Off, for the combined entity that included the parts that comprised Murphy USA). KPMG LLP has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of KPMG LLP are expected to be present at the Annual Meeting of Stockholders for the purpose of responding to inquiries by stockholders, and such representatives will have an opportunity to make a statement if they desire to do so.

The Audit Committee pre-approves any engagement of KPMG LLP. In the fiscal year 2013, the percentage of services designated for audit fees, audit-related fees, tax fees, and all other fees that were approved by the Audit Committee were 60%, 40%, 0%, and 0%, respectively.

Fees for services provided by the Company’s principal independent registered public accounting firm, KPMG LLP, for the years ended December 31, 2013 and 2012 are as follows (in thousands)

	2013(2)	2012(2)
Audit fees	$1,062	733
Audit-related fees(1)	695	—
Tax fees	—	—
All other fees	—	—

Total fees	$1,757	733

(1)	Audit-related fees consisted principally of fees for audits of financial statements in preparation for the Spin-Off, reviews of registration statements filed with the U.S. Securities and Exchange Commission, and audits of subsidiaries for purposes of potential sales.
(2)	Prior to the completion of the Spin-Off on August 30, 2013, audit, audit-related, tax and other fees were paid by Murphy Oil because our results were included in the consolidated financial statements of Murphy Oil. For 2012, the audit fees represent audits of the U.S. retail marketing business of Murphy Oil that became the Company at Spin-Off.

If you do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider its appointment. Even if you do ratify the appointment, the Audit Committee retains its discretion to reconsider its appointment if it believes necessary in the best interest of the Company and the stockholders.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2014

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals for the 2015 Annual Meeting of Stockholders must be received by the Company at its principal executive office on or before November 21, 2014, in order to be considered for inclusion in the proxy materials.

A stockholder may wish to have a nomination or proposal presented at the Annual Meeting of Stockholders in 2015, but the Company is not required to include that proposal in the Company’s Proxy Statement and form of proxy relating to that meeting. This type of proposal is subject to the advance notice provisions and other requirements of the Company’s by-laws. In the case of the 2015 Annual Meeting of Stockholders, notice must be received by the Company at its principal executive office no earlier than January 8, 2015, and no later than February 7, 2015.

ELECTRONIC AVAILABILITY OF PROXY MATERIALS FOR 2014 ANNUAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2014. This Proxy Statement and Murphy USA’s Annual Report to Stockholders and Form 10-K for fiscal year 2013 are available electronically at http://corporate.murphyusa.com/annual.

OTHER INFORMATION

The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment.

The expense of this solicitation, including cost of preparing and mailing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.

“Householding” occurs when a single copy of our annual report and proxy statement is sent to any household at which two or more stockholders reside if they appear to be members of the same family. Although we do not “household” for registered stockholders, a number of brokerage firms have instituted householding for shares held in street name. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way.

Requests in this regard should be addressed to:

John A. Moore

Secretary

Murphy USA Inc.

El Dorado, Arkansas 71730-5836

(870) 875-7600

The above Notice and Proxy Statement are sent by order of the Board of Directors.

John A. Moore

Secretary

El Dorado, Arkansas

March 21, 2014

PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR INTERNET AS DESCRIBED ON THE PROXY CARD.

EXHIBIT A

MURPHY USA INC.

2013 LONG-TERM INCENTIVE PLAN, as amended and restated effective as of February 12, 2014

Section 1. Purpose. The purpose of the Murphy USA Inc. 2013 Long-Term Incentive plan (the “Plan”) is to foster and promote the long-term financial success of the Company and materially increase shareholder value by (a) motivating superior performance by means of long-term performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees, and (c) enabling the Company to attract and retain the services of an outstanding management team upon whose judgment, interest, and performance are required for the successful and sustained operations of the Company.

Section 2. Definitions. Unless the context otherwise indicates, the following definitions shall be applicable for the purpose of the Plan:

“Agreement” shall mean a written agreement setting forth the terms of an Award.

“Award” shall mean any Option (which may be designated as a Nonqualified or Incentive Stock Option), Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Unit (which may be paid in either stock or cash), Performance Share, Dividend Equivalent, or Other Stock-Based Incentive Award, in each case granted under this Plan.

“Beneficiary” shall mean the person, persons, trust, or trusts designated by an Employee or if no designation has been made, the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive the benefits specified under this Plan in the event of a Participant’s death.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall have the meaning set forth in Section 15 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time; references to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

“Committee” shall mean the Executive Compensation Committee of the Board, as from time to time constituted, or any successor committee of the Board with similar functions. The Committee shall be constituted to comply with the requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934 and Code Regulation § 1.162-27(e)(3), or such rule or regulation or any successors thereto which, in each case, are in effect from time to time.

“Common Stock” shall mean the Common Stock of the Company, $0.01 par value.

“Company” shall mean Murphy USA Inc., a Delaware corporation.

“Corporate Transaction” shall have the meaning set forth in Section 16 hereof.

“Covered Employee” shall mean an Employee who, as of the last day of the calendar year in respect of which the value of an Award is recognizable as income, is one of the group of “covered employees,” within the meaning of Section 162(m) of the Code, with respect to the Company.

“Designated 162(m) Group” shall mean that group of persons whom the Committee believes may be Covered Employees with respect to a fiscal year of the Company.

“Dividend Equivalent” shall mean a right, granted under Section 11 hereof, to receive or accrue, to the extent provided under the respective Award, payments equal to the dividends or property on a specified number of shares.

“Effective Date” shall have the meaning set forth in Section 4 hereof.

“Employee” shall mean any person employed by the Company on a full-time salaried basis or by a Subsidiary or affiliate of the Company that does not have in effect for its personnel any plan similar to the Plan, including officers and employee directors thereof.

“Fair Market Value” shall mean the closing price of a Share as reported on the principal exchange on which the Shares are listed for the date on which the grant, exercise or other transaction occurs, as applicable, or if there were no such sales on such date, the most recent prior date on which there were sales; provided, however, that if the Shares are not listed on any exchange, Fair Market Value shall be determined by the Committee in good faith.

“Grant Date” shall mean the date on which an Award is granted.

“Grantee” shall mean a person who has been granted an Award.

“Incentive Stock Option” or “ISO” shall mean an Option that is intended by the Committee to meet the requirements of Section 422 of the Code or any successor provision.

“Non-Employee Director” shall mean a member of the Board who is not an employee of the Company or any affiliate or subsidiary of the Company.

“Nonqualified Stock Option” or “NQSO” shall mean an Option which does not qualify as an Incentive Stock Option.

“Normal Termination” shall mean a termination of employment (i) for retirement under the applicable Company benefit plan or as may be approved by the Committee, (ii) for total and permanent disability as defined in the Company’s Long-Term Disability Plan, or (iii) with Company approval, and without being terminated for cause.

“Option” shall mean a right, granted under Section 7 hereof, to purchase Common Stock at a price to be specified and upon terms to be designated by the Committee pursuant to this Plan. An Option shall be designated by the Committee as a Nonqualified Stock Option or an Incentive Stock Option at the time of grant.

“Option Price” shall mean the price at which a Share may be purchased by a Grantee pursuant to an Option.

“Option Term” shall mean the period beginning on the Grant Date of an Option and ending on the date such Option expires, terminates or is cancelled.

“Other Stock-Based Award” shall mean a right, granted under Section 12 hereof, that relates to or is valued by reference to Shares or other Awards relating to Shares.

“Participant” shall mean an Employee to whom an Award has been granted pursuant to the Plan.

“Performance-Based Exception” shall mean the performance-based exception from the tax deductibility limitations of Section 162(m)(4)(C) of the Code (including the special provisions for Options thereunder).

“Performance Measures” shall mean the performance measures as set forth in Section 13(b) hereof.

“Performance Period” shall mean the time period during which the performance goals must be met.

“Performance Share” and “Performance Unit” shall have the respective meanings set forth in Section 10 hereof.

“Personal Representative” shall mean the person or persons who, upon the disability or incompetence of a Participant, shall have acquired on behalf of the Participant by legal proceeding or otherwise the right to receive the benefits specified in this Plan.

“Plan” shall have the meaning set forth in Section 1 hereof.

“Restricted Period” shall mean the period during which Shares of Restricted Stock or Restricted Stock Units are subject to forfeitures if the conditions set forth in the Agreement are not satisfied.

“Restricted Stock” shall mean those shares of Common Stock issued pursuant to a Restricted Stock Award which are subject to the restrictions, terms, and conditions specified by the Committee pursuant to Section 9 hereof.

“Restricted Stock Award” shall mean an award of Restricted Stock granted under Section 9 hereof.

“Restricted Stock Unit” shall mean a right, granted under Section 9 hereof, to receive a Share, subject to such Restricted Period and/or Performance Period as the Committee shall determine.

“Share” shall mean a share of Common Stock, and such other securities of the Company as may be substituted for Shares pursuant to Section 9 hereof.

“Stock Appreciation Right” or “SAR” shall mean the right, granted under Section 8 hereof, of the holder thereof to receive, upon exercise thereof, payment of an amount determined by multiplying: (a) any increase in the Fair Market Value of a Share at the date of exercise over the price fixed by the Committee on the Grant Date, (which shall not be less than the Fair Market Value of a Share on such Grant Date) by (b) the number of Shares with respect to which the SAR is exercised; provided, however, that at the time of grant, the Committee may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR. The amount payable upon exercise may be paid in cash or other property, including without limitation, shares of Common Stock, or any combination thereof as determined by the Committee.

“Subsidiary” shall have the meaning set forth in Reg. §424-1(f)(2) under the Code.

Section 3. Administration. The Plan shall be administered by the Committee. In addition to any implied powers and duties that may be necessary or appropriate to carry out the provisions of the Plan, the Committee shall have all of the powers vested in it by the terms of the Plan, including exclusive authority to select the Employees to be granted Awards under the Plan, to determine the type, size, and terms of the Awards to be made to each Employee selected, to determine the time when Awards will be granted, and to prescribe the form of the Agreements embodying Awards made under the Plan. The Committee shall be authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to make any other determinations which it believes necessary or advisable for the administration of the Plan, and to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems desirable to carry it into effect. Any decision of the Committee in the administration of the Plan, as described herein, shall be final and conclusive and binding on all Participants and their Beneficiaries.

The Board may from time to time remove members from the Committee or add members thereto, and vacancies in the Committee, however caused, shall be filled by action of the Board. The Committee shall select one if its members as chairman and shall hold its meetings at such time and places as it may determine. The Committee may act only by a majority of its members. The members of the Committee may receive such compensation for their services on the Committee as the Board may determine. Any determination of the Committee may be made, without notice, by the written consent of the majority of the members of the Committee. In addition, the Committee may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee.

Section 4. Effective Date and Termination of the Plan. Subject to the adoption of the Plan by the Board and approval of the Plan by the stockholders of the Company, the Plan shall become, effective August 8, 2013, (the “Effective Date”). The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Employees and the Company arising under Awards theretofore granted and then in effect.

Section 5. Shares Subject to the Plan and to Awards.

(a) Aggregate Limits. The number of Shares issuable pursuant to all Awards over the life of this Plan is 5,500,000. The number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 16 hereof. Shares issued pursuant to Awards granted under this Plan may be Shares that are authorized and unissued or Shares that were reacquired by the Company, including Shares purchased in the open market.

(b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares issued upon exercise or settlement of an Award under this Plan. Notwithstanding the foregoing, Shares subject to an Award under this Plan may not again be made available for issuance under this Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued under the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related an Option or a Stock Appreciation Right, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan.

(c) Tax Code Limits.

(i) The aggregate number of Shares subject to all Awards (including, for the avoidance of doubt, Options and SARs) granted under this Plan during any calendar year to any one Employee shall not exceed 1,000,000 which number shall be calculated and adjusted pursuant to Section 16 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs.

(ii) The maximum aggregate actual cash payment to any Participant in any calendar year under this Plan pursuant to any cash-settled Award granted hereunder that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed $5,000,000.

Section 6. Eligibility. Any Employee who is an officer or who serves in any other key administration, professional, or technical capacity shall be eligible to participate in the Plan. The Committee may in any year include any Employee who the Committee has determined has made some unusual contribution which would not be expected of such Employee in the ordinary course of his work to receive a Grant of an Award pursuant to the Plan.

Section 7. Stock Options.

(a) Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan as determined by the Committee. No Grantee shall have any rights as a stockholder under an Option until Shares have been issued upon the exercise of such Option. Each Option shall be evidenced by an Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Option Price. Subject in each case to Section 7(c) or as otherwise permitted by Section 409A of the Code, the Committee will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of a Share on the Grant Date of such Option; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a spin-off, merger or other acquisition as a substitute or replacement award for options held by optionees of the other entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on or consistent with a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such spin-off, merger or other acquisition. The exercise price of any Option may be paid in Shares, cash, or a combination thereof, as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares, and withholding of Shares deliverable upon exercise.

(c) No Repricing. Other than as provided in Sections 16 and 19 hereof, the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options and regranting them with a lower exercise price). Cancellation of outstanding Options in exchange for cash, other Awards or Options with an exercise price that is less than the exercise price of the original Option is not permitted without shareholder approval, pursuant to Section 19.

(d) Exercise of Options. The date or dates on which Options become exercisable shall be determined at the sole discretion of the Committee.

(e) Term of Options. The Committee shall establish the term of each Option, which in no case shall exceed a period of seven (7) years from the Grant Date.

(f) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 7, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Employee owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110% of the Fair Market Value of a Share on the Grant Date of such Option and the Option must expire within a period of not more than five (5) years from the Grant Date, and (ii) termination of employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 7 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Shares (determined as of the Grant Date thereof) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code). The maximum aggregate number of Shares that may be issued under the Plan through Incentive Stock Options is 1,000,000 Shares.

Section 8. Stock Appreciation Rights. Stock Appreciation Rights may be granted to Employees from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 7 hereof. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. The exercise or payment of an Award or Tandem SAR, as applicable, to which an Tandem SAR or Award, as applicable, relates shall result in the automatic termination and cancellation of such Tandem SAR or Award, respectively. All freestanding SARs shall be granted subject to the same terms and conditions, including exercise price, vesting, exercisability forfeiture and termination provisions, as are applicable to Options as set forth in Section 7 hereof and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 7 hereof and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Committee. Other than as provided in Sections 16 and 19 hereof, the exercise price of Stock Appreciation Rights may not be reduced without stockholder approval (including canceling previously awarded Stock Appreciation Rights and regranting them with a lower exercise price). Cancellation of outstanding SARs in exchange for cash, other Awards or SARs with an exercise price that is less than the exercise price of the original SAR is not permitted without shareholder approval, pursuant to Section 19.

Section 9. Restricted Stock And Restricted Stock Units.

(a) Grants of Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan as determined by the Committee. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment and/or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment and/or performance conditions) and terms as the Committee deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Agreement. Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement. Each Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable, and/or vested, (iv) such terms and conditions on the grant, issuance, vesting, and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Committee, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

(c) Vesting and Performance Criteria. The grant, issuance, retention, vesting, and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes, which may include Performance Measures. The grant, issuance, retention, vesting and/or settlement of Shares under any such Award that is based on Performance Measures and level of achievement versus such criteria will be subject to a performance period of not less than six months. Notwithstanding anything in this Plan to the contrary, the Performance Measures for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “Performance-Based Exception” under Section 162(m) of the Code will be a measure based on one or more Performance Measures selected by the Committee and specified when the Award is granted.

(d) Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “Performance-Based Exception,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock units on account of either financial performance or personal performance evaluations may, to the extent specified in the Agreement, be reduced by the Committee on the basis of such further considerations as determined by the Committee in its sole discretion.

(e) Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction.

(f) Dividends. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Committee. No dividends or dividend equivalents shall be paid unless and until the award to which the dividend relates is earned and paid out.

Section 10. Performance Units and Performance Shares.

(a) Grants of Awards. Performance Units and Performance Shares may be granted at any time and from time to time prior to the termination of the Plan as determined by the Committee.

(b) Values/Performance Measures. The Committee shall set Performance Measures in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Grantee. With respect to Covered Employees and to the extent the Committee deems it appropriate to comply with Section 162(m) of the Code, the performance goals shall be objective Performance Measures satisfying the requirements for the Performance-Based Exception, and shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

(i) Performance Unit. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.

(ii) Performance Share. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

(c) Earning of Performance Units and Performance Shares. After the applicable Performance Period has ended, the Grantee who holds Performance Units or Performance Shares shall be entitled to payment based on the level of achievement of performance goals set by the Committee. If a Performance Unit or Performance Share Award is intended to comply with the Performance-Based Exception, the Committee shall certify the level of achievement of the performance goals in writing before the Award is settled. At the discretion of the Committee, the settlement of Performance Units or Performance Shares may be in cash, Shares of equivalent value, or in some combination thereof, as set forth in the Award Agreement.

(d) Dividends. Participants in whose name Performance Units or Performance Shares is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Performance Units or Performance Shares and subject to the same restrictions on transferability as the Performance Units or Performance Shares with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Performance Units or Performance Shares shall be entitled to dividends or dividend equivalents only to the extent provided by the Committee. No dividends or dividend equivalents shall be paid unless and until the award to which the dividend relates is earned and paid out.

Section 11. Dividend Equivalents. The Committee is authorized to grant Awards of Dividend Equivalents alone or in conjunction with other Awards; provided, however, that no Dividend Equivalents will be granted on Options or SARs and provided further, that no Dividend Equivalents granted in conjunction with another Award shall be paid unless and until the Award to which the Dividend Equivalent relates is earned and paid out. The Committee may provide that Dividend Equivalents shall be deemed to have been reinvested in additional Shares or additional Awards or otherwise reinvested.

Section 12. Other Stock-Based Incentives. The Committee is authorized, subject to limitations under applicable law, to grant such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares. Except as provided by the Committee, Shares delivered pursuant to a purchase right granted under this Section 12 shall be purchased for such consideration, paid for by such methods and in such forms, including cash, Shares, outstanding Awards or other property, as the Committee shall determine.

Section 13. Compliance with Section 162(m) of the Code.

(a) Section 162(m) Compliance. All Awards granted to Employees in the Designated 162(m) Group may comply with the requirements of the Performance-Based Exception; provided that to the extent Section 162(m) of the Code requires periodic shareholder approval of Performance Measures, such approval shall not be required for the continuation of the Plan or as a condition to grant any Award hereunder after such approval is required. In addition, in the event that changes are made to Section 162(m) of the Code to permit flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Section 13(a), make any adjustments to such Awards as it deems appropriate. The authority to specify which Awards are to be granted in compliance with Section 162(m) and subject to the Performance-Based Exception rests with the Committee.

(b) Performance-Based Exception. Unless and until the Committee proposes for stockholder vote and stockholders approve a change in the general Performance Measures set forth in this Section 13, for Awards (other than Options or SARs) designed to qualify for the Performance-Based Exception, the Performance Measure(s) shall be chosen from among the following:

(i) Earnings (either in the aggregate or on a per-share basis);

(ii) Net income;

(iii) Operating income;

(iv) Operating profit;

(v) Cash flow;

(vi) Stockholder returns, including return on assets, investments, equity, or invested capital (including income applicable to common stockholders or other class of stockholders);

(vii) Return measures (including return on assets, equity, or invested capital);

(viii) Earnings before or after either, or any combination of, interest, taxes, depreciation or amortization (EBITDA);

(ix) Gross revenues;

(x) Share price (including growth measures and total stockholder return or attainment by the Shares of a specified value for a specified period of time);

(xi) Reductions in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more subsidiaries or business units thereof;

(xii) Economic value;

(xiii) Market share;

(xiv) Annual net income to common stock;

(xv) Earnings per share;

(xvi) Annual cash flow provided by operations;

(xvii) Changes in annual revenues;

(xviii) Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

(xix) Operational performance measures tied to environmental compliance and safety and accident rates;

(xx) Operational measures tied to marketing and retail operations including sales volume increases, sales volume increases per existing retail store, retail margins, special product volumes, and increases in specific product volumes; and

(xxi) Operating and maintenance cost management, provided that subsections (i) through (vii) may be measured on a pre- or post-tax basis; and provided further that the Committee may, on the Grant Date of an Award intended to comply with the Performance-Based Exception, and in the case of other grants, at any time, provide that the formula for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.

For Awards intended to comply with the Performance-Based Exception, the Committee shall set the Performance Measures within the time period prescribed by Section 162(m) of the Code. The levels of performance required with respect to Performance Measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Measures may differ for Awards to different Grantees. The Committee shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. Any one or more of the Performance Measures may apply to the Grantee, a department, unit, division, or function within the Company or any one or more affiliates; and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

The Committee shall have the discretion to adjust the determination of the degree of attainment of the pre-established performance goals; provided that Awards which are designed to qualify for the Performance-Based Exception may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward). The Committee may not delegate any responsibility with respect to Awards intended to qualify for the Performance-Based Exception. All determinations by the Committee as to the achievement of the Performance Measure(s) shall be in writing prior to payment of the Award.

Section 14. Termination of Employment. Unless otherwise determined by the Committee, in the event a Participant’s employment terminates by reason of Normal Termination, any Options granted to such Participant which are then outstanding may be exercised at the earlier of any time prior to the expiration of the term of the Options or within two (2) years after termination, and any shares of Restricted Stock then outstanding shall be prorated for all restricted periods then in effect based on the number of months of actual participation using the methodology set forth below.

Unless otherwise determined by the Committee, in the event a Participant’s employment is terminated by reason of death, any Options granted to such Participant which are then outstanding may be exercised by the Participant’s Beneficiary or the Participant’s legal representative at any time prior to the expiration date of the term of the Options or within two (2) years following the date of the Participant’s death, whichever period is shorter, and any shares of Restricted Stock then outstanding shall vest on the date of the Participant’s death in an amount determined by multiplying the number of Restricted Shares by a fraction, the numerator of which is the number of months in the period beginning on the Grant Date thereof and ending on the last day of the month in which occurs the Participant’s death, and the denominator of which is the number of months in the Restricted Period applicable thereto.

Unless otherwise determined by the Committee in the event the employment of the Participant shall terminate for any reason other than the ones described in this Section 14, any Options granted to such Employee which are then outstanding shall be canceled and any shares of Restricted Stock then outstanding as to which the Restricted Period has not lapsed shall be forfeited.

A change in employment from the Company or one Subsidiary to another Subsidiary of the Company shall not be considered a termination of employment for purposes of this Plan.

Section 15. Change in Control. Unless the Committee shall otherwise determine, notwithstanding any other provision of this Plan or an Agreement to the contrary, upon a Change in Control, as defined below, all outstanding Awards shall vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of Award.

A “Change in Control” shall be deemed to have occurred if (i) any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act, but excluding the Company, any of its subsidiaries or any employee benefit plan of the Company or any of its subsidiaries or the “Murphy Family”) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; (ii) the consummation of a merger or other business combination, which has been approved by the stockholders of the Company, with or into another corporation a majority of the directors of which were not directors of the Company immediately prior to the merger and in which the stockholders of the Company immediately prior to the effective date of such merger own less than 50% of the voting power in such corporation; or (iii) for the sale or other disposition of all or substantially all of the assets of the Company. Murphy Family means (a) the C.H. Murphy Family Investments Limited Partnership, (b) the estate of C.H. Murphy, Jr., and (c) siblings of the late C.H. Murphy, Jr. and his and their respective Immediate Family. “Immediate Family” of a person means such person’s spouse, children, siblings, mother-in-law and father-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law.

Section 16. Adjustments upon Changes in Capitalization. In the event of any change in the Common Stock by reason of any stock split, stock dividend, special or extraordinary cash dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, spin-off, share purchase, liquidation or other similar change in capitalization affecting or involving the Common Stock, or any distribution to common stockholders other than regular cash dividends (each, a “Corporate Transaction”), the Committee shall make such substitution or adjustment, if any, as it deems equitable, as to the number or kind of shares that may be issued under the Plan pursuant to Section 4 hereof, the maximum number of Shares provided in Section 5(c)(i) and the number or kind of shares subject to, or the price per share under or terms of any outstanding Award. The amount and form of the substitution or adjustment shall be determined by the Committee and any such substitution or adjustment shall be conclusive and binding on all parties for all purposes of the Plan.

Section 17. Compliance with Laws and Regulations. This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Employees employed outside their home country.

Section 18. Withholding. To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Committee may provide for or permit the minimum statutory withholding obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to the Participant upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

Section 19. Amendment of the Plan or Awards. The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 16 hereof relating to Corporate Transactions, no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options or SARs may be granted below the price provided for in Section 7 hereof;

(c) reduce the exercise price of outstanding Options or SARs;

(d) cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Option or SAR;

(e) extend the term of this Plan;

(f) materially expand the class of persons eligible to be Participants;

(g) otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements; or

(h) increase the individual maximum limits in Section 5(c) and 5(d).

No amendment or alteration to the Plan or an Award or Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Section 20. Miscellaneous Provisions. (a) No Employee or other person shall have any claim or right to be granted an Award under the Plan and no Award shall confer any right to continued employment.

(b) A Participant’s rights and interest under the Plan or any Award may not be assigned or transferred in whole or in part, either directly or by operation of law or otherwise (except in the event of death, to the Beneficiaries or by will or the laws of descent and distribution), including, but not by way of limitation, executive, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any Participant in the Plan or in any Award shall be subject to any obligation or liability of such individual.

(c) The expense of the Plan shall be borne by the Company.

(d) Awards granted under the Plan shall be binding upon the Company, its successors and assigns.

(e) Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to shareholder approval if such approval of any such additional arrangement is required.

(f) The Board intends that, except as may be otherwise determined by the Committee, any Awards under the Plan satisfy the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) to avoid the imposition of any taxes, including additional income taxes, thereunder. If the Committee determines that an Award, Agreement, payment distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Grantee to become subject to Section 409A, unless the Committee expressly determines otherwise, such Award, Agreement, payment distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provision of the Plan and/or Award Agreement will be deemed modified, or, if necessary, rescinded in order to comply with the requirements of Section 409A. In the case of any Award which is to be paid out when vested, such payment shall be made as soon as administratively feasible after the Award became vested, but in no event shall such payment be made later than 2 1/2 months after the end of the calendar year in which the Award became vested unless otherwise permitted under the exemption provisions of Section 409A.

Section 21. Clawback. Each Award Agreement shall provide that a Participant whose negligent, intentional or gross misconduct contributes to the Company’s having to restate all or a portion of its financial statements, shall immediately forfeit such award upon such determination, and such Participant shall be required to reimburse the Company in respect of any Shares issued or payments made under this Plan in the period covered by such financial statements, as determined in each case, by the Committee in good faith.

Section 22. Governing Law. The validity, construction, interpretation, administration, and effect of the Plan and any rules, regulations, and actions relating to the Plan will be governed by and construed exclusively in accordance with the internal, substantive laws of the State of Delaware, without regard to the conflict of law rules of the State of Delaware or any other jurisdiction.

EXHIBIT B

MURPHY USA INC.

2013 ANNUAL INCENTIVE PLAN, as amended and restated effective as of February 12, 2014

Section 1. Purpose of the Plan. The purpose of the Annual Incentive Compensation Plan for Murphy USA Inc. is to provide incentive compensation to those officers, executives, and key employees who, in the opinion of the Company, contribute significantly to the growth and success of the Company; to attract and retain individuals of outstanding ability; and to align the interests of those who hold positions of major responsibility in the Company with the interests of Company shareholders. The Plan is intended to constitute a qualified performance-based compensation plan under Section 162(m)(4)(c) of the Code, and shall be administered and interpreted so to ensure such compliance.

Section 2. Definitions. Unless the context otherwise indicates, the following definitions shall be applicable:

“Award” shall mean a right granted to a Participant pursuant to Section 5 of the Plan to receive a cash payment from the Company (or a Subsidiary) based upon the extent to which the Participant’s Performance Goal(s) are achieved during the relevant Performance Period, subject to the Committee’s discretion pursuant to Section 5(d) of the Plan.

“Base Salary” shall mean the actual base salary in effect on the date the Performance Goals are established for a Participant who is a Covered Employee as shown in the personnel/payroll records of the Company; for all other Participants, Base Salary shall mean the Base Salary actually paid during the Plan Year as shown in the payroll/personnel records of the Company.

“Board” shall mean the Board of Directors of Murphy USA Inc.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time; references to particular sections of the Code include references to regulations and rulings thereunder and to successor provisions.

“Committee” shall mean the Executive Compensation Committee of the Board or any committee of the Board designated by resolution of the Board to administer the Plan.

“Company” shall mean Murphy USA Inc. (a Delaware corporation), its successors and assigns, and each of its Subsidiaries designated by the Committee for participating in this Plan.

“Covered Employee” shall mean an individual who with respect to a Performance Period is or may reasonably be expected to be, a “covered employee” within the meaning of Section 162(m) of the Code.

“Disability” shall mean a physical or mental impairment sufficient to make a Participant eligible for benefits under the Company’s Long-Term Disability Plan.

“Employee” shall mean any regular employee of the Company.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions, statements and pronouncements of the Financial Accounting Standards Board, United Stated (or predecessors or successors thereto or agencies with similar functions), or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination and in any event applied in a manner consistent with the application thereof used in the preparation of the Company’s financial statements.

“Maximum Performance Level” shall mean the level of performance achievement of the Performance Goals which results in the payment of 200 percent of the Target Award Opportunity for a Participant.

“Participant” shall mean any officer, executive, or key employee of the Company selected by the Committee to receive an Award under the Plan.

“Plan” shall mean the 2013 Murphy USA Inc. Annual Incentive Compensation Plan.

“Plan Year” shall mean the fiscal year of the Company.

“Performance Goal” shall mean a performance objective established by the Committee for a particular Participant for a Performance Period pursuant to Section 5 of the Plan for the purpose of determining the extent to which an Award has been earned for such Performance Period. Each Performance Goal will consist of (a) “Performance Criteria,” as defined in Section 5(b) of the Plan, which are one or more objectively determinable measures related to individual, business unit, or Company performance, and (b) a “Performance Target,” which is the level at which the relevant Performance Criteria must be achieved for purposes of determining whether a cash payment is to be made under an Award, which may be stated as a threshold level below which no payment will be made, a maximum level at or above which full payment will be made, and intermediate targets which will result in payment between such threshold and maximum level.

“Performance Period” shall mean a Plan Year or, for an officer who is first hired as an officer after the first day of the Plan Year and who becomes a Participant during the Plan Year, such portion of the Plan Year as determined by the Committee.

“Retirement” shall mean retirement under the applicable Company benefit plan or as may be approved by the Committee.

“Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company; as determined by the Committee.

“Target Award Opportunity” shall mean the percent of Base Salary to be awarded to each Participant in the Plan upon achievement of 100 percent of the Performance Goals at 100 percent performance attainment established within the Performance Criteria of the Plan.

“Threshold Performance Level” shall mean the level of achievement of the Performance Goals within the Performance Criteria below which no awards may be paid to a Participant.

Section 3. Plan Administration.

(a) The Committee. The Plan will be administered by a committee appointed by the Board consisting of two or more directors, each of whom is an “outside director” within the meaning of Section 162(m)(4)(c)(i) of the Code (the “Committee”). In accordance with and subject to the provisions of the Plan, the Committee will have full authority and discretion with respect to Awards made under the Plan, including without limitation the following: (a) selecting the officers, executives, or other key Employees to be Participants; (b) establishing the terms of each Award; (c) determining the time or times when Awards will be granted; and (d) establishing the restrictions and other conditions to which the payment of Awards may be subject. The Committee will have no authority under the Plan to amend or modify, in any manner, the terms of any outstanding Award; provided, however, that the Committee shall have the authority to reduce or eliminate the compensation or other economic benefit otherwise due pursuant to an Award upon the attainment of one or more Performance Goals included in such Award. Each determination, interpretation, or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

(b) Adjustments . In the event of (a) any merger, reorganization, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, special or extraordinary cash dividend, combination of shares, rights, offering, extraordinary dividend (including a spin-off), or other similar change affecting the Company’s shares; (b) any purchase, acquisition, sale, or disposition of a significant amount of assets other than in the ordinary course of business, or of a significant business; (c) any change resulting from the accounting effects of discontinued operations, extraordinary income or loss, changes in accounting as determined under GAAP, or restatement of earnings; or (d) any charge or credit resulting from an item which is classified as “non-recurring,” “restructuring,” or similar unusual item on the Company’s audited annual Statement of Income which, in the case of (a) – (d), results in a change in the components of the calculations of any of the Performance Criteria, as established by the Committee, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Performance Goal included in an Award, the Committee (or, if the Company is not the surviving corporation in any such transaction, a committee of the Board of Directors of the surviving corporation consisting solely of two or more “outside directors” within the meaning of Section 162(m)(4)(C)(i) of the Code) shall, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that includes any Performance Goal based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event or events, such that the criteria for evaluating such financial performance of the Company or such other entity (and the achievement of the corresponding Performance Goal) will be substantially the same (as determined by the Committee or the committee of the Board of Directors of the surviving corporation) following such event as prior to such event; provided, however, that the Committee shall not take any action pursuant to this Section which would constitute an impermissible exercise of discretion pursuant to Section 162(m) of the Code.

Section 4. Participation. The Participants for any Performance Period shall be those officers, executives, and key Employees who are granted Awards by the Committee under the Plan for such Performance Period.

Section 5. Grant of Awards.

(a) Nature of Awards. An Award granted under the Plan shall provide for a cash payment to be made solely on account of the attainment of one or more pre-established Performance Goals included in such Award, subject to the Committee’s authority pursuant to Section 3 and Section 6 of the Plan.

(b) Performance Criteria. The “Performance Criteria” which the Committee may include in Awards made under the Plan include the following measurements, or changes in such measurements between different Plan Years (or combination thereof) as applied to the Company or a Subsidiary. The Performance Criteria may include measurements on either an absolute basis or relative basis (as compared to an external benchmark or performance of a designated peer group of companies).

(i) Earnings (either in aggregate or on a per-share basis);

(ii) Net income;

(iii) Operating income;

(iv) Operating profit;

(v) Cash flow;

(vi) Stockholder returns including return on assets, investment, invested capital, and equity, (including income applicable to common stockholders or other class of stockholders);

(vii) Return measures (including return on assets, equity, or invested capital);

(viii) Earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization (EBITDA);

(ix) Gross revenues;

(x) Share price (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time);

(xi) Reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof;

(xii) Economic value;

(xiii) Market share;

(xiv) Annual net income to common stock;

(xv) Earnings per share;

(xvi) Annual cash flow provided by operations;

(xvii) Changes in annual revenue

(xviii) Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

(xix) Operational performance measures tied to, environmental compliance and safety and accident rates;

(xx) Operational measures tied to marketing and retail operations including sales volume increases, sales volume increases per existing retail store, retail margins, special product volumes, and increases in specific product volumes; and

(xxi) Operating and maintenance cost management.

For the Performance Criteria listed above, the Committee, on the grant date of an Award may designate whether a particular performance measure is to be measured on a pre-tax basis or post-tax basis. Further, the Committee may select any one or more of the Performance Criteria applicable to a Participant and Performance Criteria may differ for Awards for one Participant to the next.

(c) Establishment of Performance Goals. Not later than 90 days after the commencement of the Plan Year (or such earlier date as may be required pursuant to Section 162(m) of the Code) the Committee shall determine in writing for each Participant:

(i) the Performance Goal(s) for the Participant including in each case one or more of the Performance Criteria set forth in Section 5(b) of the Plan and the Performance Target for each Performance Criteria;

(ii) if more than one Performance Goal is specified for a Participant, the relative weight assigned to each Performance Goal; and

(iii) the cash award expressed as a percentage of the base salary for the Participant for the Performance Period, provided that the Committee shall also place a maximum dollar amount on such cash awards which may not exceed $5,000,000.

For an executive officer who is first hired as an executive officer and who becomes a Participant after the first day of the Plan Year, the Performance Goals shall be established by the Committee as set forth in this Section within the time period permitted by Section 162(m) of the Code.

(d) Individual Award Targets and Adjustments. (i) Each Participant shall have a Target Award Opportunity expressed as a percentage of the Participant’s Base Salary. In addition, the Plan shall stipulate for each participant a Target Award Opportunity as well as a Threshold Performance Level and Maximum Performance Level associated with each Performance Goal established for the Plan Year.

(ii) If a Participant is a Covered Employee, the Committee may exercise only negative discretion in adjusting an individual Participant’s Award. No Award earned under the Plan may exceed two hundred fifty percent (250%) times the Target Award Opportunity or $5,000,000, whichever amount is less.

Section 6. Payment of Awards. As soon as practicable after the Committee has received the appropriate financial and other data after the end of a Plan Year, the Committee will for each Participant certify in writing the extent to which the applicable Performance Goals for such Participant have been met and the corresponding amount of the Award earned by such Participant. Payment of each Award in a cash lump sum, less applicable withholding taxes pursuant to Section 7 of the Plan, shall be made as soon as practicable thereafter. Notwithstanding anything in the Plan to the contrary, no payment made to any Participant in respect of any Performance Period shall exceed $5,000,000.

Section 7. Effect of Termination of Employment.

(a) Termination Due to Death, Disability, or Retirement. In the event a Participant’s employment with the Company and all Subsidiaries is terminated by reason of death, Disability, or Retirement during a Performance Period, the Participant (or the Participant’s estate) (subject to the Committee’s discretion as allowed by Section 3(a) of the Plan) shall be paid (pursuant to Section 6 of the Plan after the completion of the Plan Year) a percentage of the amount earned according to the terms of the Award equal to the portion of the Performance Period through the Participant’s death, Disability, or Retirement, as the case may be, as determined by the Committee.

(b) Termination for Reasons Other than Death, Disability, or Retirement. In the event a Participant’s employment is terminated with the Company and all Subsidiaries prior to the end of the Performance Period for any reason other than death, Disability, or Retirement, or a Participant is in the employ of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Participant continues in the employ of the Company or another Subsidiary), the Participant’s Award for such Performance Period shall be immediately forfeited and the Participant shall have no right to any payment thereafter; provided, however, that under such circumstances the Committee may pay the Participant an amount not to exceed a percentage of the amount earned according to the terms of the Award equal to the portion of the Performance Period through the Participant’s termination.

Section 8. Payment of Withholding Taxes. The Company is entitled to withhold and deduct from the payment made pursuant to an Award or from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to any payment made pursuant to an Award.

Section 9. Supplemental Pool. The Plan shall have a supplemental pool which will be determined in the full discretion of the Committee. The supplemental pool shall be equal to 15 percent of the earned Awards pursuant to the Plan and payable to all regular and named Participants for a given Plan Year. No named Participant and/or a Covered Employee in the Plan shall be eligible for, or receive, a payment pursuant to the supplemental pool. The Committee shall have full discretion to make individual payments from the supplemental pool and is under no obligation to make such payments for any given Plan Year.

Section 10. Plan Amendment, Modification, and Termination. The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no amendments to the Plan will be effective without the approval of the stockholders of the Company if stockholder approval of the amendment is then required for the Plan to continue to be a qualified performance-based compensation plan pursuant to Section 162(m) of the Code. Any termination, suspension, or amendment of the Plan may adversely affect any outstanding Award without the consent of the affected Participant.

Section 11. Non-Funded, Unsecured Obligation. A Participant’s only interest under the Plan shall be the right to receive a cash payment under an Award pursuant to the terms of the Award and the Plan (subject to the authority of the Committee pursuant to Sections 3 8, 9, and 10 of the Plan). No portion of the amount payable to Participants upon the achievement of any Performance Goal therein shall be held by the Company or any Subsidiary in trust or escrow or any other form of asset segregation. To the extent that a participant acquires a right to receive such a cash payment under the Plan, such right shall be no greater than the right of any unsecured, general creditor of the Company.

Section 12. Effective Date and Duration of the Plan. Subject to the adoption of the Plan by the Board and approval of the Plan by the stockholders of the Company, the Plan shall become effective August 8, 2013, (the “Effective Date”). The Plan will remain in effect through and including the Plan Year ending December 31, 2018. The Plan may be terminated at any time by the Board. Any payments pursuant to Awards outstanding upon termination of the Plan may continue to be made in accordance with the terms of the Awards, subject to the authority of the Committee pursuant to Sections 3 and 10 of the Plan.

Section 13. Miscellaneous.

(a) Employment. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or otherwise modify the terms and conditions of the employment of any Employee or Participant at any time, nor confer upon any Employee or Participant any right to continue in the employ of the Company or any Subsidiary.

(b) Restrictions or Transfer. Except pursuant to testamentary will or the laws of descent and as otherwise expressly permitted by the Plan, no right or interest of any Participant in an Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

(c) Governing Law. The validity, construction, interpretation, administration, and effect of the Plan and any rules, regulations, and actions relating to the Plan will be governed by and construed exclusively in accordance with the internal, substantive laws of the State of Delaware, without regard to the conflict of law rules of the State of Delaware or any other jurisdiction.

(d) Successors. The Plan will be binding upon and inure to the benefit of the successors of the Company and the Participants.

Section 14. Clawback. A Participant whose negligent, intentional, or gross misconduct contributes to the Company’s having to restate all or a portion of its financial statements shall immediately forfeit any portion of an Award earned in the period covered by such financial statements that would not have otherwise been earned under such restated financial statements, as determined in each case, by the Committee in good faith.

MURPHY USA INC. 200 PEACH STREET EL DORADO, AR 71730

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M67967-P48721	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MURPHY USA INC. The Board of Directors recommends you vote FOR the following proposal:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of three Class I directors whose current terms expire on the date of the Annual Meeting;			☐	☐	☐
	Nominees:						The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
	01) 02) 03)	C.P. Deming T.M. Gattle, Jr. J.T. Taylor					4.	Approval of performance criteria under the Murphy USA Inc. 2013 Long-term Incentive Plan, as amended and restated effective as of February 12, 2014;	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:				For	Against	Abstain
2. Approval of executive compensation on an advisory, non-binding basis;				☐	☐	☐	5.	Approval of performance criteria under the Murphy USA Inc. 2013 Annual Incentive Plan, as amended and restated effective as of February 12, 2014;	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:			1 Year	2 Years	3 Years	Abstain	6.	Ratification of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for 2014;	☐	☐	☐

3. To determine the frequency of executive compensation votes, on an advisory, non-binding basis;			☐	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date	Signature (Joint Owners)				Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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M67968-P48721

MURPHY USA INC.
Annual Meeting of Stockholders
May 7, 2014 2:00 PM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) R. Madison Murphy and R. Andrew Clyde, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MURPHY USA INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 2:00 PM, CDT on May 7, 2014, at the El Dorado Conference Center, 330 South West Avenue, El Dorado, AR 71730, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side